UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
VALLEY NATIONAL GASES INCORPORATED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
Common stock, par value $0.001 per share, of Valley National Gases Incorporated (“Valley National common stock”).
     (2) Aggregate number of securities to which transaction applies:
9,680,459 shares of Valley National common stock; and
259,000 options to purchase shares of Valley National common stock with an exercise price of less than $27.00.
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$248,500,000 is being paid for all of the outstanding shares of Valley National common stock and options to purchase shares of Valley National common stock
     (4) Proposed maximum aggregate value of transaction:
$248,500,000
     (5) Total fee paid:
$26,589.50
☐ Fee paid previously with preliminary materials:
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VALLEY NATIONAL GASES INCORPORATED

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

December   , 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Valley National Gases Incorporated, which will be held at the Pittsburgh Airport Marriot Hotel, 777 Aten Road, Coraopolis, Pennsylvania 15108, on          ,          , 2007, commencing at 9:00 a.m., local time.

On November 13, 2006, the Board of Directors of Valley National approved, and Valley National entered into, a merger agreement with VNG Acquisition LLC and its wholly owned subsidiary, VNG Acquisition Inc. VNG Acquisition LLC and VNG Acquisition Inc. are owned by investment vehicles affiliated with Caxton-Iseman Capital, Inc. If the merger is completed, Valley National will become a wholly owned subsidiary of VNG Acquisition LLC and all shareholders of record on          ,          , excluding Gary E. West, the majority shareholder of Valley National, and his affiliates, will be entitled to receive $27.00 in cash, without interest, for each share of Valley National common stock that they own. Mr. West and his affiliates will be entitled to receive $24.52 in cash, without interest, for each share of Valley National common stock that they own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

At the special meeting, you will be asked to approve and adopt the merger and the merger agreement. After careful consideration, our Board of Directors has unanimously approved the merger and the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Valley National and its shareholders. Our Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the merger and the merger agreement. In reaching its determination, our Board of Directors considered a number of factors, including the opinion of an independent investment banking firm, which is attached as Annex B to the accompanying proxy statement, and which you are urged to read in its entirety.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about Valley National from documents filed with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at www.sec.gov.

The merger cannot be completed unless the merger and the merger agreement are approved and adopted by the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote at the special meeting. Mr. West and his affiliates have entered into a voting agreement with VNG Acquisition LLC, pursuant to which they have agreed to vote all shares beneficially owned by them in favor of the approval and adoption of the merger and the merger agreement. Accordingly, the merger and the merger agreement will be approved and adopted at the special meeting.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support of Valley National Gases.

Sincerely,

JAMES P. HART
Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated December   , 2006 and is first being mailed to shareholders on or about December   , 2006.

VALLEY NATIONAL GASES INCORPORATED

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
VALLEY NATIONAL GASES INCORPORATED

A special meeting of the shareholders of Valley National Gases Incorporated, a Pennsylvania corporation, will be held at the Pittsburgh Airport Marriott Hotel, 777 Aten Road, Coraopolis, Pennsylvania 15108, on          ,          , 2007, commencing at 9:00 a.m., local time, for the following purposes:

1. To consider and vote on a proposal to approve and adopt the merger of VNG Acquisition Inc. with and into Valley National Gases Incorporated and the Agreement and Plan of Merger, dated as of November 13, 2006, by and among VNG Acquisition LLC, VNG Acquisition Inc. and Valley National Gases Incorporated; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the meeting.

The close of business on          ,           has been designated as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof. You are cordially invited to attend the meeting in person.

The approval and adoption of the merger and the merger agreement requires the affirmative vote of a majority of votes cast by all shareholders entitled to vote thereon at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval and adoption of the merger and the merger agreement, and in accordance with the recommendation of the Board of Directors on any other matters properly brought before the meeting for a vote. If you are a shareholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Holders of our common stock are entitled to dissenters’ rights under the Pennsylvania Business Corporation Law in connection with the merger. See “Dissenters’ Rights” on page   .

By Order of the Board of Directors,

James P. Hart, Secretary

Washington, Pennsylvania
          , 2006

A PROXY FOR THE SPECIAL MEETING IS ENCLOSED HEREWITH. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. IT MAY BE REVOKED BY ATTENDING THE MEETING AND VOTING BY BALLOT.

ANNEX A	—	Agreement and Plan of Merger, dated as of November 13, 2006, by and among VNG Acquisition LLC, VNG Acquisition Inc. and Valley National Gases Incorporated
ANNEX B	—	Opinion of Bear, Stearns & Co. Inc.
ANNEX C	—	Subchapter D and Section 1906 of the Pennsylvania Business Corporation Law

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “Valley National,” “Valley National Gases,” “Company,” “we,” “our,” “ours,” and “us” refer to Valley National Gases Incorporated and its subsidiaries.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our Board of Directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the following proposals:

• to approve and adopt the merger and the merger agreement; and

• to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the meeting.

Q.	How does Valley National’s Board of Directors recommend that I vote on the proposal?

A.	Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger and the merger agreement.

Q.	What vote is required for Valley National’s shareholders to approve and adopt the merger and the merger agreement?

A.	The approval and adoption of the merger and the merger agreement requires, assuming a quorum is present in person or by proxy, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal. Gary E. West, our majority shareholder, and his affiliates have agreed to vote all shares beneficially owned by them in favor of the approval and adoption of the merger and the merger agreement. Accordingly, the merger and the merger agreement will be approved and adopted at the special meeting.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on , , the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, shares of our common stock, held by approximately holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement and the information incorporated by reference, please vote your shares by returning the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares on the approval and adoption of the merger and the merger agreement if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares on the approval and adoption of the merger and the merger agreement, your shares will not be voted.

Q.	How are votes counted?

A.	For the proposal to approve and adopt the merger and the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to approve and adopt the merger and the merger agreement, but will count for the purpose of determining whether a quorum is present.

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If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the merger and the merger agreement, and in accordance with the recommendations of our Board of Directors on any other matters properly brought before the special meeting for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may revoke your proxy and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Valley National at 200 West Beau Street, Suite 200, Washington, Pennsylvania 15301, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the special meeting.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Valley National by VNG Acquisition LLC, a Delaware limited liability company owned by investment vehicles affiliated with Caxton-Iseman Capital, Inc., pursuant to an agreement and plan of merger, dated as of November 13, 2006, among us, VNG Acquisition LLC and its wholly owned subsidiary, VNG Acquisition Inc. In the merger, VNG Acquisition Inc. will merge with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of VNG Acquisition LLC.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Valley National Gases common stock and when will I receive it?

A.	Upon completion of the merger, all shareholders (excluding Mr. West, our majority shareholder, and his affiliates) will be entitled to receive $27.00 in cash, without interest, for each share of our common stock that they own, less applicable withholding taxes. For example, if you own 100 shares of our common stock, you will be entitled to receive $2,700 in cash in exchange for your Valley National shares, less applicable withholding taxes. In addition, if you hold options to acquire shares of our common stock immediately prior to the effective time of the merger, subject to you entering into an option termination agreement with us, upon consummation of the merger, all such options not exercised prior to the merger will be cancelled and you will be entitled to receive a cash payment equal to the amount by which $27.00 exceeds the exercise price for each share of our common stock underlying the options, less applicable withholding taxes.

Upon completion of the merger, Mr. West, our majority shareholder, and his affiliates will be entitled to receive $24.52 in cash, without interest, for each share of our common stock that they own, less applicable withholding taxes.

After the merger closes, VNG Acquisition LLC will arrange for a letter of transmittal to be sent to each of our shareholders. The merger consideration will be paid to each shareholder once that shareholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Am I entitled to dissenters’ rights?

A.	Yes. Under Section 1906(c) and other relevant provisions of the Pennsylvania Business Corporation Law, which we sometimes refer to as the PBCL, holders of our common stock have the right to dissent and demand payment of the fair value of their shares if the

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merger is completed, but only if they submit, prior to the vote, a written notice of their intention to demand the fair value of their shares if the merger is effectuated, do not vote in favor of the approval and adoption of the merger and the merger agreement, and they comply with the PBCL procedures explained in this proxy statement and Annex C. This fair value of the shares, as determined in accordance with the PBCL, could be more than, the same as or less than the amount a shareholder would be entitled to receive under the terms of the merger agreement. For additional information about dissenters’ rights, see Annex C to this proxy statement and “Dissenters’ Rights” beginning on page of this proxy statement.

Q.	Why is the Valley National Board recommending the merger?

A.	Our Board believes that the merger and the merger agreement are advisable and in the best interests of Valley National and its shareholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger and the merger agreement. To review our Board’s reasons for recommending the merger, see the section entitled “Reasons for the Merger and Recommendation of the Board of Directors” on pages through of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	If you are a U.S. holder (which term we define in “Material U.S. Federal Income Tax Consequences” beginning on page of this proxy statement) of Valley National common stock, the merger will be a taxable transaction to you for U.S. federal income tax purposes. Your receipt of cash in exchange for your shares of Valley National common stock generally will cause you to recognize a gain or loss for U.S. federal income tax purposes measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder (which term we define in “Material U.S. Federal Income Tax Consequences” beginning on page of this proxy statement) of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages through of this proxy statement for a more detailed explanation of the U.S. federal income tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as soon as possible. We currently expect to complete the merger as soon as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including shareholder approval and adoption of the merger and the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law. We and VNG Acquisition LLC filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on November 24, 2006. [The Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act on , .]

Q.	Should I send in my Valley National stock certificates now?

A.	No. Shortly after the merger is completed, you will receive a letter of transmittal from the exchange agent with written instructions for exchanging your Valley National stock certificates. You must return your Valley National stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after the exchange agent receives your Valley National stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR VALLEY NATIONAL STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact James P. Hart, President and Chief Financial Officer of Valley National, at (724) 228-3000.

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SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.

The Companies

Valley National Gases Incorporated
200 West Beau Street, Suite 200
Washington, Pennsylvania 15301
(724) 228-3000

Valley National Gases Incorporated, a corporation organized under the laws of the Commonwealth of Pennsylvania, is one of the largest independent distributors in the estimated $9 billion U.S. market for industrial, medical and specialty gases delivered in “packaged” or cylinder form, and related welding equipment and supplies or hard goods. Valley National also has a growing presence in the approximately $12 billion U.S. market for non-pipeline residential, commercial and industrial propane. One of Valley National’s principal business strategies is to pursue growth through the acquisition of other packaged gas and propane distributors. Valley National serves a diversified base of more than 211,000 industrial, commercial and residential customers throughout its 14-state territory, primarily in the eastern United States. Our corporate operations are located in Wheeling, West Virginia, and our executive offices are located in Washington, Pennsylvania. We have 75 packaged gas and hard goods distribution locations in 14 states. Our common stock is listed on The American Stock Exchange under the symbol “VLG.”

VNG Acquisition LLC
c/o Caxton-Iseman Capital, Inc.
500 Park Avenue
New York, New York 10022
(212) 752-1850

VNG Acquisition LLC, a limited liability company organized under the laws of the State of Delaware, was formed on November 9, 2006 for the sole purpose of completing the merger with Valley National and arranging the related financing transactions. VNG Acquisition LLC is owned by investment vehicles affiliated with Caxton-Iseman Capital, Inc., which we refer to as Caxton-Iseman. VNG Acquisition LLC has not engaged in any business except in anticipation of the merger. VNG Acquisition LLC may assign its rights and obligations under the merger agreement to an affiliate with the consent of Valley National so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations.

VNG Acquisition Inc.
c/o Caxton-Iseman Capital, Inc.
500 Park Avenue
New York, New York 10022
(212) 752-1850

VNG Acquisition Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, is a wholly owned subsidiary of VNG Acquisition LLC. VNG Acquisition Inc. was formed exclusively for the purpose of effecting the merger. This is the only business of VNG Acquisition Inc.

The Special Meeting

Date, Time and Place (page   )

The special meeting will be held on          , 2007, starting at 9:00 a.m., local time at the Pittsburgh Airport Marriot Hotel, located at 777 Aten Road, Coraopolis, Pennsylvania 15108.

Purpose of the Special Meeting (page   )

At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger and the merger agreement, and to act on other matters and transact other business, as may properly come before the meeting.

Record Date (page   )

If you owned shares of our common stock at the close of business on          ,          , the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on          ,          , there were           shares of our common stock outstanding and entitled to be voted at the special meeting.

Vote Required (page   )

Approval and adoption of the merger and the merger agreement requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the special meeting. Mr. West, our majority shareholder, and his affiliates have entered into a voting agreement with VNG Acquisition LLC, pursuant to which they are required to vote all shares beneficially owned by them in favor of the approval and adoption of the merger and the merger agreement. Accordingly, the merger and the merger agreement will be approved and adopted at the special meeting.

Voting (page   )

You may grant a proxy by completing and returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Revocability of Proxies (page   )

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Valley National; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

The Merger

Structure (page   )

Upon the terms and subject to the conditions of the merger agreement, VNG Acquisition Inc., a wholly owned subsidiary of VNG Acquisition LLC, will be merged with and into Valley National. As a result of the merger, Valley National will cease to be a publicly traded company and will become a wholly owned subsidiary of VNG Acquisition LLC. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Consideration to be Received in the Merger (page   )

Each holder of shares of our common stock (excluding Mr. West, our majority shareholder, and his affiliates) will be entitled to receive $27.00 in cash, without interest and less applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Mr. West and his affiliates will be entitled to receive $24.52 in cash, without interest and less applicable withholding taxes, for each share of our common stock held immediately prior to the merger. The aggregate consideration offered by Caxton-Iseman would have resulted in a price per share of $25.25 for all of our shareholders. Because Mr. West and his affiliates have agreed to accept a lower price of $24.52 per share for their shares, however, all other holders of our common stock will be entitled to receive $27.00 per share in cash, which was the closing price per share on The American Stock Exchange on the date the merger agreement was signed, and which is approximately 10.1% higher than the price per share that Mr. West and his affiliates have agreed to accept.

Recommendation to Shareholders (page   )

After careful consideration, our Board of Directors has determined that the merger and the merger agreement are advisable and in the best interests of Valley National and its shareholders. Accordingly, our Board of Directors has unanimously approved the merger and the merger agreement and unanimously recommends that you vote for “FOR” the approval and adoption of the merger and the merger agreement.

Opinion of Bear Stearns

Bear, Stearns & Co. Inc., who we refer to as Bear Stearns, delivered its oral opinion to the Special Committee of our Board, which was subsequently confirmed in writing, that, as of November 13, 2006, and based upon and subject to the various qualifications, limitations, factors and assumptions set forth therein, the $27.00 in cash per share of our common stock to be received by our shareholders pursuant to the merger agreement is fair, from a financial point of view, to the shareholders of Valley National, excluding Mr. West and his affiliates.

The full text of the written opinion of Bear Stearns, dated November 13, 2006, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The opinion was provided solely for the benefit and use of the Special Committee of our Board of Directors in connection with and for the purpose of its consideration of the transactions contemplated by the merger agreement. The Bear Stearns opinion does not constitute a recommendation to the Special Committee of our Board of Directors or any holders of Valley National common stock as to how to vote in connection with the transactions contemplated by the merger agreement or any other matter.

Financing (page   )

We and VNG Acquisition LLC estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $320 million, which will be funded by new credit facilities and equity financing. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letter pursuant to which the financing will be provided, see “The Merger — Financing” beginning on page   of this proxy statement. The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Debt Financing

VNG Acquisition LLC has received a debt commitment letter from Credit Suisse Securities (USA) LLC, who we refer to as Credit Suisse, and Credit Suisse, Cayman Islands Branch, under which Credit Suisse, Cayman Islands Branch committed to provide first priority senior secured credit facilities in the amount of up to $215 million ($165 million of which will be funded simultaneously with the completion of the merger) and a second priority senior secured term loan facility in the amount of up to $75 million, subject to the satisfaction of certain terms and conditions in the debt commitment letter.

Equity Financing

VNG Acquisition LLC and VNG Acquisition Inc. have represented to Valley National that Caxton-Iseman has committed to provide the equity financing required to complete the merger. The equity financing is required in order for VNG Acquisition LLC to secure the debt financing necessary to complete the merger.

Conditions to the Merger (page   )

We and VNG Acquisition LLC will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	our shareholders must have approved and adopted the merger and the merger agreement;

•	the waiting periods applicable to consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, must have expired or been terminated;

•	all material approvals and consents of and filings with governmental entities in connection with the merger must have been filed or obtained;

•	the truth and correctness of our, VNG Acquisition LLC’s and VNG Acquisition Inc.’s representations and warranties set forth in the merger agreement;

•	the performance, in all material respects, by each of us, VNG Acquisition LLC and VNG Acquisition Inc. of our and their obligations under the merger agreement;

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect that has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement;

•	VNG Acquisition LLC and Mr. West, our majority shareholder, and a mutually agreeable escrow agent must have entered into an escrow agreement substantially in the form attached to the merger agreement;

•	the absence of any material adverse effect on us since the date of the merger agreement;

•	VNG Acquisition LLC and VNG Acquisition Inc. shall have obtained an amount of financing not less than that set forth in the debt commitment letter that it received from Credit Suisse, Cayman Islands Branch, on the terms and conditions of the November 13, 2006 letter or not materially less favorable to VNG Acquisition LLC and VNG Acquisition Inc. than those set forth in the debt commitment letter;

•	VNG Acquisition LLC must have received the written resignations, effective as of the closing of the merger, of our directors, and the directors of our subsidiaries, from whom VNG Acquisition LLC requests a resignation;

•	the voting agreement, dated November 13, 2006, among VNG Acquisition LLC, Valley National, Mr. West and certain affiliates of Mr. West, the form of which is attached to the merger agreement, must be in full force and effect and must not have been breached in any respect; and

•	the aggregate number of dissenting shares must not exceed 15% of the number of shares of our common stock outstanding immediately prior to the effective time of the merger.

Termination (page   )

The merger agreement may be terminated at any time prior to the effective time of the merger whether before or after the special meeting of our shareholders to consider the approval and adoption of the merger and the merger agreement:

•	by the mutual written consent of us and VNG Acquisition LLC;

•	by either us or VNG Acquisition LLC, if:

•	the merger has not been consummated by April 30, 2007, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before April 30, 2007;

•	any governmental entity has issued a nonappealable final order, decree, ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the required vote of our shareholders to adopt the merger agreement was not obtained at the special meeting of our shareholders where such vote was taken;

•	by VNG Acquisition LLC, if:

•	our Board of Directors fails to include in this proxy statement its recommendation that our shareholders vote in favor of the approval and adoption of the merger and the merger agreement, or withdraws or knowingly modifies in a manner adverse to VNG Acquisition LLC its recommendation that our shareholders vote in favor of the approval and adoption of the merger and the merger agreement;

•	our Board approves or recommends to our shareholders an acquisition proposal other than the merger;

•	a tender or exchange offer for outstanding shares of our common stock has been commenced and our Board recommends that our shareholders tender their shares in such tender or exchange offer; or

•	we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to VNG Acquisition LLC’s obligation to effect the merger being satisfied and which is not cured within 20 days after our receipt of written notice of such breach or failure to perform; or

•	by us, if VNG Acquisition LLC or VNG Acquisition Inc. breaches or fails to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied and which is not cured within 20 days after its receipt of written notice of such breach or failure to perform.

Fees and Expenses (page   )

The merger agreement generally provides that each party will bear its own fees and expenses. The merger agreement and a fee letter from Caxton-Iseman provide, however, that if Valley National or VNG Acquisition LLC fails to satisfy certain closing conditions or breaches its covenants under the merger agreement, the breaching party will be responsible for reimbursing up to $1,500,000 of the other party’s fees and expenses.

Termination Fee (page   )

The merger agreement obligates us to pay a termination fee to VNG Acquisition LLC of $9 million, if our Board of Directors withdraws its recommendation that our shareholders vote in favor of the approval and adoption of the merger and the merger agreement and accepts a superior proposal.

Regulatory Matters (page   )

Under the provisions of the HSR Act, we and VNG Acquisition LLC may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and VNG Acquisition LLC filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on November 24, 2006. [The Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act on          , 2006.]

Except as noted above with respect to the required filings under the HSR Act, and the filing of articles of merger in Pennsylvania at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Dissenters’ Rights (page   )

Our Board has determined that Section 1906(c) of the PBCL applies to the merger and that, in accordance with Section 1906(c) and in lieu of the statutory class vote required by Section 1906(b) of the PBCL, holders of shares of our common stock will have dissenters’ rights in connection with the merger. Under Section 1906(c) of the PBCL and other relevant provisions of Pennsylvania law, if you do not vote in favor of the approval and adoption of the merger and the merger agreement, you may dissent and, instead of receiving the consideration payable in the merger, demand payment of the fair value of your shares of common stock. In order to obtain the fair value of your shares of our common stock, you must (i) prior to the approval and adoption of the merger and the merger agreement at the special meeting, make a written demand for payment of the fair value of your shares of our common stock, (ii) not vote for approval and adoption of the merger and the merger agreement at the special meeting and (iii) strictly comply with the other statutory requirements of the PBCL. If you exercise your dissenters’ rights, the fair value of your shares of our common stock could be more or less than or the same as the merger consideration.

In order to obtain payment of the fair value of their shares, a shareholder must demand and perfect dissenters’ rights in accordance with Subchapter D, Sections 1571 through 1580, of the PBCL, which we refer to as Subchapter D. The full text of Subchapter D and Section 1906 of the PBCL is set forth in Annex C to this proxy statement. Your failure to follow the procedures set forth in Subchapter D will result in the loss of your dissenters’ rights.

Stock Options (page   )

The merger agreement provides that, at the effective time of the merger, subject to the applicable option holder entering into an option termination agreement with us, each option to purchase shares of our common stock will terminate in exchange for a payment, without interest and less applicable withholding taxes, equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $27.00 exceeds the exercise price of the option.

Interests of Certain Persons in the Merger (page   )

Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our shareholders. For example, if the merger is completed, certain indemnification arrangements for our directors and officers will be continued. Also, the merger agreement provides that each holder of shares of our common stock, including our directors and executive officers but excluding Mr. West, our Chairman and majority shareholder, and his affiliates, will be entitled to receive $27.00 in cash, without interest, for each share of our common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, subject to the applicable option holder entering into an option termination agreement with us, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will terminate in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $27.00 exceeds the exercise price of the option.

Mr. West, our Chairman and majority shareholder, and his affiliates, have agreed to accept $24.52 in cash, without interest, for each share of common stock held immediately prior to the merger, rather than the $27.00 per share to be received by all other shareholders, which is approximately 10.1% higher than the price per share that Mr. West and his affiliates have agreed to accept. In addition, Mr. West and his affiliates have agreed to indemnify VNG Acquisition LLC and Valley National for any breaches of the representations and warranties of Valley National contained in the merger agreement, and to deposit $12,500,000 of the aggregate merger consideration to be received by them into an escrow fund for a period of three years to provide a source of payment to satisfy claims for indemnification by VNG Acquisition LLC. No part of the merger consideration to be received by any shareholder excluding Mr. West and his affiliates is subject to an escrow or potential claims for indemnification by VNG Acquisition LLC. As a condition to their willingness to cause VNG Acquisition LLC and VNG Acquisition Inc. to enter into the merger agreement, Caxton-Iseman required that Mr. West and his affiliates enter into a voting agreement pursuant to which, among other things, they have agreed to vote all of their shares in favor of the approval and adoption of the merger and the merger agreement.

William A. Indelicato, our Chief Executive Officer and a member of our Board of Directors, is a party to an employment agreement with Valley National dated February 1, 2006 and modified October 2, 2006. The employment agreement will remain in place following the merger. Under the terms of this agreement, Mr. Indelicato has agreed to certain non-competition covenants and is entitled to receive additional compensation for such covenants if his employment is terminated under certain circumstances.

James P. Hart, our President, Chief Financial Officer and a member of our Board of Directors, is a party to an employment agreement with Valley National dated February 1, 2006. Under the terms of this agreement, Mr. Hart has agreed to certain non-competition covenants and is entitled to receive certain severance payments and, under certain circumstances, additional compensation for his non-competition covenants. The employment agreement will remain in place following the merger.

Gerald Zehala, our Vice President and Chief Operating Officer, is a party to an employment agreement with Valley National dated February 1, 2006. The employment agreement will remain in place following the merger. Under the terms of this agreement, Mr. Zehala has agreed to certain non-competition covenants and is entitled to receive certain severance payments and, under certain circumstances, additional compensation for his non-competition covenants.

VNG Acquisition LLC has not indicated that it expects to make changes to our team of executive officers following the consummation of the merger, although there is no assurance that, as the new parent holding company of our company, VNG Acquisition LLC will not make any changes. In making its initial proposal to acquire our company, Caxton-Iseman indicated that they hoped that senior management would remain employed by or involved with the surviving corporation, and that they anticipated that satisfactory arrangements would be made with our senior management. In the course of negotiations regarding the transaction, Caxton-Iseman agreed to proceed with the transaction without these arrangements being put into place in advance. The terms of any such arrangements are subject to negotiation and agreement between members of our senior management and VNG Acquisition LLC, and finalization of such arrangements is not a condition to the closing of the merger.

These interests are more fully described under “The Merger — Interests of Certain Persons in the Merger” beginning on page    of this proxy statement. Our Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger and the merger agreement and to recommend that our shareholders vote in favor of approving and adopting the merger and the merger agreement.

Voting Agreement (page   )

Simultaneously with the merger agreement, Valley National, Mr. West and his affiliates, and VNG Acquisition LLC entered into a voting agreement pursuant to which Mr. West and his affiliates have agreed to vote their shares in favor of the approval and adoption of the merger and the merger agreement at the special meeting. Mr. West and his affiliates hold approximately 72.4% of the outstanding shares of Valley National, which assures that the merger and the merger agreement will be approved and adopted at the special meeting. Under the voting agreement, Mr. West has also agreed to indemnify VNG Acquisition LLC against losses arising out, among other things, any breach of Valley National’s representations and warranties contained in the merger agreement. At the closing of the merger, $12,500,000 of the aggregate merger consideration to be received by Mr. West and his affiliates will be deposited into an escrow fund to provide the sole source of payment for any indemnity claims made by VNG Acquisition LLC following the merger. Pursuant to the voting agreement, Mr. West has also agreed that, at the time of the merger, certain real property and cylinder leases between affiliates of Mr. West and Valley National will be amended to provide a mechanism for determining the rent under any renewal terms.

No Solicitation (page   )

We have agreed that we will not solicit, initiate or encourage any inquiry or any proposal or offer that is, or could reasonably be expected to lead to, an acquisition proposal, or to participate in discussions or furnish non-public information in connection with an acquisition proposal. However, prior to the approval and adoption of the merger agreement by our shareholders, if we determine that an unsolicited written acquisition proposal is reasonably likely to lead to a superior proposal, we may provide confidential information to, and engage in discussions with, the person making such proposal if required by our Board’s fiduciary duties. We have agreed to keep VNG Acquisition LLC informed of the status and the material terms and conditions of any such proposal.

Furthermore, our Board may not withdraw or modify its recommendation of the merger or recommend an acquisition proposal, which we refer to as a change in recommendation, unless prior to the shareholder vote in response to a superior proposal received by our Board:

•	our Board determines in good faith, after consultation with our outside counsel, that failure to do so could reasonably constitute a breach of its fiduciary obligations;

•	VNG Acquisition LLC is given five business days’ prior notice of our Board’s intent to make a change in recommendation;

•	VNG Acquisition LLC does not make a proposal that our Board determines in good faith, is at least as favorable to our shareholders as the superior proposal; and

•	in the event we withdraw our recommendation and accept a superior proposal, we pay a $9 million termination fee to VNG Acquisition LLC.

Notwithstanding the foregoing, under the terms of the merger agreement we are required to hold the special meeting for the purpose of enabling our shareholders to vote on the merger and the merger agreement even if we receive a superior proposal.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the satisfaction of the conditions to consummate the merger;

•	the ability of VNG Acquisition LLC to obtain financing;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;

and other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” on page    of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a shareholder of Valley National, as part of the solicitation of proxies by our Board for use at the special meeting of shareholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at the Pittsburgh Airport Marriot Hotel, located at 777 Aten Road, Coraopolis, Pennsylvania 15108, on          , 2007, at 9:00 a.m., local time. The purpose of the special meeting is:

•	to consider and vote on a proposal to approve and adopt the merger of VNG Acquisition Inc. with and into Valley National Gases Incorporated and the Agreement and Plan of Merger, dated as of November 13, 2006, by and among VNG Acquisition LLC, VNG Acquisition Inc. and Valley National Gases Incorporated; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the meeting.

Our Board has, by unanimous vote, determined that the merger and the merger agreement are advisable and in the best interests of Valley National Gases and its shareholders, and has approved the merger and the merger agreement. Our Board unanimously recommends that our shareholders vote “FOR” approval and adoption of the merger and the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of our common stock as of the close of business on          ,          , which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were           shares of our common stock outstanding held by approximately           shareholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we expect that we will adjourn or postpone the meeting to solicit additional proxies.

Vote Required

Approval and adoption of the merger and the merger agreement require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at the special meeting. Each holder of a share of our common stock is entitled to one vote per share.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will not affect the outcome of the vote regarding the approval and adoption of the merger and the merger agreement.

Mr. West, our majority shareholder, and his affiliates have entered into a voting agreement obligating them to vote all shares beneficially owned by them in favor of the approval and adoption of the merger and the merger agreement. Accordingly, the merger and the merger agreement will be approved and adopted at the special meeting.

Voting

Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval and adoption of the merger and the merger agreement.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact James P. Hart, President and Chief Financial Officer of Valley National, at (724) 228-3000.

Shareholders who hold their shares of Valley National common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Valley National Gases;

•	submitting another properly completed proxy bearing a later date; or

•	voting in person at the special meeting.

If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any shareholder vote regarding any adjournment or postponement may be undertaken without notice by an announcement made at the special meeting by the chairman of the meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve and adopt the merger and the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already granted their proxies to revoke them at any time prior to their use.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our Board of Directors and management have periodically reviewed and assessed strategic alternatives for our company, including a secondary public offering of our common stock and a potential sale of our company. At a meeting of our Board of Directors held on January 31, 2006, a nationally known investment banking firm made a presentation regarding their capabilities to act as financial advisor to Valley National. During the first calendar quarter of 2006, our Board and senior management determined that it would be in the best interests of Valley National and its shareholders to investigate the potential sale of Valley National, and to engage an investment banking firm to assist our Board and senior management in exploring a possible sale of all or part of Valley National, as well as other strategic alternatives to maximize shareholder value.

On May 1, 2006, Credit Suisse made a presentation regarding its capabilities to act as financial advisor to Valley National. Credit Suisse also preliminarily reviewed with our Board of Directors a summary of strategic alternatives and also explained the process for a bid auction. After discussing the strategic alternatives, our Board of Directors determined that it was in the best interests of our company and its shareholders to engage Credit Suisse and to explore further the possible sale of Valley National through a sale of the entire company.

At a meeting of our Board of Directors held on May 2, 2006, our Board of Directors established a committee of directors, comprised of Mssrs. Robert Hespe, William A. Indelicato and F. Walter Riebenack to investigate the possibility of a potential sale of Valley National. At that meeting, our Board of Directors also reviewed various strategic alternatives, including maintaining the status quo, selling all or part of the business, a recapitalization and other similar transactions.

On May 31, 2006, we formally engaged Credit Suisse as our exclusive financial advisor in considering and evaluating strategic alternatives.

During July 2006, we prepared, with the assistance of Credit Suisse, a Confidential Information Memorandum for use in soliciting third party bids to acquire Valley National. Beginning in July 2006, at the direction of our Board of Directors, Credit Suisse contacted approximately 54 potential buyers, all of which were financial buyers and primarily private equity firms. In the following weeks, we, in conjunction with Credit Suisse and our legal counsel, Robinson & Cole LLP, who we refer to as Robinson & Cole, negotiated and signed confidentiality agreements with 32 potential buyers. Each of these 32 potential buyers received a Confidential Information Memorandum from us, together with instructions to follow in order to submit a bid. At this time, at the direction of our Board of Directors, Credit Suisse also contacted three potential strategic buyers to determine their interest in signing confidentiality agreements and conducting due diligence regarding a potential acquisition of our company. The initial round of seeking bids concluded on August 10, 2006, with 10 potential financial buyers submitting preliminary indications of interest for the acquisition of all of the outstanding shares of Valley National and one additional potential financial buyer submitting a bid thereafter. None of the three potential strategic buyers contacted submitted a bid.

At a meeting of our Board of Directors held on August 15, 2006, our Board Directors established a Special Committee of independent directors, comprised of Messrs. Ben Exley, IV, Robert Hespe, August E. Maier and F. Walter Riebenack, as committee Chairman, and William A. Indelicato to participate as a non-voting committee member, to consider and evaluate possible transactions to maximize shareholder value and any third party proposals for any such transaction, as well as to consider the effect of any such transaction on the other constituencies of Valley National, including employees, communities, vendors, vendees and others. During the process of considering the proposals submitted by potential buyers, the Special Committee engaged Wilmer Cutler Pickering Hale and Dorr LLP, who we refer to as Wilmer Hale, as its special counsel. Wilmer Hale advised the Special Committee on matters relating to its fiduciary duties and certain other legal matters. During this process, we also engaged Morgan, Lewis & Bockius LLP to act as special Pennsylvania counsel to Valley National and to advise on Pennsylvania law issues.

At meetings of the Special Committee and our Board of Directors held on August 15, 2006, Credit Suisse reviewed with the Special Committee and our Board of Directors the preliminary indications of interest received from potential financial buyers. After this review, our Board invited nine potential financial buyers to attend management presentations and conduct further due diligence regarding Valley National. At this time, at the direction of our Board of Directors, Credit Suisse contacted two additional potential strategic buyers and invited each of them to participate in the second round bid process. Neither of these additional potential strategic buyers attended management presentations although both were invited to conduct due diligence. One of such potential strategic buyers entered into a confidentiality agreement and the other was already a party to a confidentiality agreement with Valley National. Both additional potential strategic buyers conducted a limited due diligence review.

In September 2006, our senior management, with the assistance of Credit Suisse, made presentations to all nine potential financial buyers regarding Valley National and its business. These nine potential financial buyers were also invited to conduct additional due diligence review of Valley National by visiting an on-line data room maintained by Valley National with the assistance of Credit Suisse and an outside vendor.

During early October 2006, our legal counsel, Robinson & Cole, prepared a draft merger agreement for the company and, at the direction of our Board of Directors, Credit Suisse distributed the draft merger agreement to six of the potential buyers, including two interested strategic buyers. In addition, Credit Suisse provided instructions for submitting final bids and, at the direction of our Board of Directors, established October 19, 2006 as the deadline for submitting final bids. Four of the six potential financial buyers who were provided with the draft merger agreement indicated that they would submit a final bid.

At the request of our Board, Credit Suisse, Cayman Islands Branch, an affiliate of Credit Suisse, offered to arrange financing to potential buyers in the transaction. For this and other reasons, our Board of Directors determined to engage a different investment banking firm to provide an opinion as to the fairness, from a financial point of view, of the consideration to be received by our shareholders, excluding Mr. West and his affiliates.

On October 19 and 20, 2006, we received proposals from Caxton-Iseman, and three other private equity firms, which we refer to as Bidders X, Y and Z, for the purchase of all of the outstanding shares of our company. Each of these proposals was accompanied by financing commitments. The Caxton-Iseman proposal and the proposal of Bidder X included detailed comments on the draft merger agreement. The proposals from Bidders Y and Z each included a memorandum summarizing issues under the draft merger agreement. No potential strategic buyers submitted a bid.

Caxton-Iseman’s proposal was to purchase all of our outstanding stock in a merger for a total cash consideration of $246 million, or approximately $25.00 per share, the closing of which would be subject to obtaining debt financing and other customary closing conditions. Caxton-Iseman’s proposal also required that Mr. West personally establish an escrow fund from his merger consideration to provide funds to satisfy indemnity claims for breaches of Valley National’s representations and warranties in the merger agreement. Caxton-Iseman’s proposal was accompanied by commitment letters from Credit Suisse, Cayman Islands Branch, and certain other financial institutions to provide the requisite debt financing. Caxton-Iseman’s proposal was also conditioned on Mr. West entering into a voting agreement with respect to all shares of Valley National controlled by Mr. West. Bidders X, Y and Z’s proposals were also to purchase all of our outstanding stock, were also accompanied by debt financing commitments and comments to the draft merger agreement, but were each lower than Caxton-Iseman’s proposed purchase price.

At a meeting of the Special Committee held on October 23, 2006, Credit Suisse reviewed with the Special Committee and our Board of Directors the four proposals. Representatives of Bear Stearns also attended this meeting. Our Board of Directors determined that the proposal of Bidder X did not merit further consideration due to the financial terms presented. Robinson & Cole reviewed with the Special Committee and the Board of Directors the principal terms of the draft merger agreement, the comments to the draft merger agreement and the financing commitment letters submitted by Caxton-Iseman and Bidders Y and Z. Our Board of Directors reviewed the proposals based upon price, deal terms and likelihood of proceeding to a successful closing. Our Board of Directors observed, based on discussions with Credit Suisse, management and Robinson & Cole, that Caxton-Iseman had conducted a more extensive due diligence review of our company compared to the other potential buyers still under consideration. Our Board determined that, because Bidders Y and Z had conducted more limited reviews, there would be greater uncertainty in proceeding to a definitive merger agreement with Bidders Y and Z. Our Board of Directors instructed Credit Suisse to continue discussions with Caxton-Iseman in order to seek to enhance the terms of the Caxton-Iseman bid and negotiate a definitive merger agreement. In particular, Credit Suisse and Robinson & Cole engaged in negotiations with Caxton-Iseman and its legal counsel, Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher, with respect to the terms of the merger agreement.

Following the October 23, 2006 Board meeting, Credit Suisse and Caxton-Iseman continued to negotiate the financial terms of the Caxton-Iseman proposal, and Robinson & Cole and Simpson Thacher continued to negotiate the terms of the merger agreement, and related voting agreement and escrow agreement. On October 31, 2006, Caxton-Iseman increased their bid by $2.5 million, or approximately $0.25 per share.

At a meeting of our Board of Directors held on November 1, 2006, Credit Suisse reviewed the status of the sale process and the key terms of the most recent proposal made by Caxton-Iseman. On November 3, 2006, at the direction of our Board of Directors, we entered into an exclusivity agreement with Caxton-Iseman in which we agreed to negotiate exclusively with them for a period of ten days. At the November 1 meeting, the Special Committee also discussed the engagement of Bear Stearns to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders, excluding Mr. West and his affiliates. On November 11, 2006, the Special Committee executed an engagement letter with Bear Stearns for such purpose.

The cash consideration of $248.5 million offered by Caxton-Iseman in its merger proposal would have resulted in a payment to all holders of our common stock in the amount of $25.25 per share if the merger was structured in a manner to pay all holders of our common stock the same consideration per share. At a meeting of the Special Committee held on November 12, 2006, the Special Committee recommended that the price per share to be received by each shareholder excluding Mr. West and his affiliates would be set in the final merger agreement at the higher of the average closing price for Valley National shares on The American Stock Exchange for the five trading days immediately prior to the date of signing the merger agreement, or the closing price on the date of signing the merger agreement. The price per share to be received by Mr. West would be determined by dividing the remaining consideration to be paid by Caxton-Iseman (after payment to all other shareholders and option holders) among the shares held by Mr. West and his affiliates. The Special Committee presented this approach to Mr. West and explained to him that it would result in him and his affiliates receiving less consideration per share than would have been the case had all shareholders received the same per share price. Mr. West agreed to the approach recommended by the Special Committee. As a result of Mr. West’s agreement with this approach, all holders of our common stock (excluding Mr. West and his affiliates) will receive consideration in the amount of $27.00 per share as part of the merger (a price approximately 10.1% higher than the price per share that Mr. West and his affiliates have agreed to accept), which price was the closing price per share on the date of signing the merger agreement and was higher than the five-day average closing price. Mr. West and his affiliates have agreed to receive consideration in the amount of $24.52 per share, which amount represents a price per share determined by dividing the remaining merger consideration (after payment to all other holders of our common stock and options) among the shares held by Mr. West and his affiliates. $12.5 million of the aggregate merger consideration to be received by Mr. West and his affiliates upon the merger completion will be held in an escrow account for a period of three years to provide the sole source of payment to satisfy claims of indemnification by VNG Acquisition LLC for breaches of the representations and warranties of Valley National and certain potential litigation claims.

On November 13, 2006, a meeting of the Special Committee of our Board was held to consider the Caxton-Iseman proposal and the terms of the merger agreement negotiated between Caxton-Iseman and its counsel, and our senior management and its legal counsel. At the meeting, Bear Stearns reviewed with the Special Committee its financial analysis and delivered to the Special Committee a fairness opinion to the effect that, as of that date, the merger consideration was fair from a financial point of view to our shareholders, excluding Mr. West and his affiliates. By unanimous vote, the Special Committee determined that the merger and the merger agreement were advisable, appropriate, fair to and in the best interests of Valley National and its shareholders, and recommended to our Board that it approve the merger and the merger agreement and recommend the approval and adoption of the merger and the merger agreement by our shareholders.

Immediately following the meeting of the Special Committee on November 13, 2006, a meeting of our Board of Directors was held to consider the Caxton-Iseman proposal and the terms of the merger agreement. At that meeting Credit Suisse reviewed the entire bid auction process and the financial terms of the Caxton-Iseman proposal to acquire Valley National. Robinson & Cole reviewed the final terms of the merger agreement, including the closing conditions and the provisions limiting our Board’s ability to respond to unsolicited acquisition proposals. Also at the meeting, Bear Stearns discussed with our Board of Directors its fairness opinion delivered to the Special Committee, to the effect that, as of that date, the merger consideration was fair, from a financial point of view, to our shareholders, excluding Mr. West and his affiliates. Following discussion and questions by our Board of Directors, and having received the recommendation of the Special Committee, our Board of Directors by the unanimous vote of all directors, approved and declared advisable the merger agreement and merger and resolved to recommend that our shareholders approve and adopt the merger and the merger agreement. After the meeting, Valley National, VNG Acquisition LLC and VNG Acquisition Inc. executed the merger agreement, and, prior to the opening of U.S. financial markets on Tuesday, November 14, 2006, we issued a press release announcing the signing of the merger agreement.

Reasons for the Merger and Recommendation of the Board of Directors

In the course of reaching its decision to approve the merger and the merger agreement, our Board of Directors consulted with senior management, our financial and legal advisors and the Special Committee, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders;

•	the fact that shareholders, excluding Mr. West and his affiliates, would receive a per share price approximately 10.1% in excess of the per share price Mr. West and his affiliates have agreed to accept;

•	the merger is the result of an active auction process in which we had contact with over 54 potential financial buyers and five potential strategic buyers;

•	the Board’s belief that the merger was more favorable to our shareholders than any other alternative available to us and our shareholders, including the alternative of remaining a stand-alone, independent company and the proposals made by the other potential buyers in our auction process, taking into account the risks and uncertainties associated with those alternatives;

•	the fact that Mr. West desired to substantially reduce his interest in Valley National and the potential impact on minority shareholders should he do so;

•	the discussion of Credit Suisse reviewing the process leading to the merger;

•	the opinion of Bear Stearns which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, that as of November 13, 2006, the merger consideration of $27.00 in cash per share to be received by our shareholders pursuant to the merger agreement is fair, from a financial point of view, to our shareholders, excluding Mr. West and his affiliates;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general or due to the limited trading volume for our stock, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $27.00 per share cash price to be paid in the merger;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	the terms of the debt financing commitment letter obtained by VNG Acquisition LLC;

•	the fact that under Pennsylvania law, our shareholders have the right to demand payment of fair value for their shares;

•	the likelihood that Valley National would need to seek significant new senior management in the near future due to the age of our current Chief Executive Officer; and

•	the opportunity the merger presents to provide liquidity for our shareholders.

In the course of its deliberations, our Board also considered a variety of risks and other countervailing factors, including:

•	the fact that the obligation of VNG Acquisition LLC to complete the merger is conditioned upon the receipt of financing by VNG Acquisition LLC, as discussed below in “Proposal 1 — The Merger Agreement — Conditions to the Merger” beginning on page of this proxy statement, and that VNG Acquisition LLC may not secure any financing for a variety of reasons, including reasons beyond the control of us and VNG Acquisition LLC;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on business relationships;

•	the fact that under the voting agreement Mr. West, our majority shareholder, and his affiliates are required to vote their shares in favor of the merger;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay a $9 million termination fee to VNG Acquisition LLC under certain circumstances;

•	the fact that we are required to hold the special meeting even if we receive a superior proposal and that Mr. West and his affiliates have agreed to vote their shares in favor of the merger and the merger agreement even under such circumstances;

•	the fact that we will no longer exist as an independent, publicly traded company and our shareholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in value of Valley National;

•	the fact that gains with respect to our common stock from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that we are entering into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that our remedies in connection with a breach of the merger agreement by VNG Acquisition LLC, will be limited; and

•	the interests of our officers and directors in the merger described below under “The Merger Agreement — Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but does set forth the principal factors considered by our Board. Our Board collectively reached the unanimous conclusion to approve the merger and the merger agreement are in light of the various factors described above and other factors that each member of our Board felt were appropriate. In view of the wide variety of factors considered by our Board in connection with its evaluation of the merger and the complexity of these matters, our Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, our Board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, our Board determined that the merger and the merger agreement were advisable and in the best interests of our shareholders. Accordingly, our Board has unanimously approved the merger and the merger agreement. Our Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the merger and the merger agreement.

Opinion of Bear Stearns

Pursuant to an engagement letter dated November 11, 2006, the Special Committee of our Board of Directors retained Bear Stearns to render its opinion with respect to a possible transaction with Caxton-Iseman. In selecting Bear Stearns, the Special Committee of our Board of Directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the chemicals industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the November 13, 2006 meeting of the Special Committee of our Board of Directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of November 13, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received is fair, from a financial point of view, to our shareholders, excluding Mr. West and his affiliates.

The full text of Bear Stearns’ written opinion is attached as Annex B to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to the Special Committee of our Board of Directors for its benefit and use;

•	did not constitute a recommendation to the Special Committee of our Board of Directors or any shareholder of Valley National as to how to vote in connection with the merger or otherwise; and

•	did not address our underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for us, the financing of the merger or the effects of any other transaction in which we might engage.

We did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed the merger agreement and the voting agreement among VNG Acquisition LLC, Valley National, Mr. West and certain affiliates of Mr. West, in substantially final form;

•	reviewed our Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 2004, 2005 and 2006, our preliminary results for the quarter ended September 30, 2006, and our Current Reports on Form 8-K filed since June 30, 2006;

•	reviewed certain operating and financial information relating to our business and prospects, including projections for the six years ended June 30, 2012, all as prepared and provided to Bear Stearns by our management;

•	met with certain members of our senior management to discuss our businesses, operations, historical and projected financial results and future prospects;

•	met with certain representatives of Credit Suisse to discuss the terms of the merger and their marketing efforts with respect to the sale of Valley National;

•	reviewed the historical prices, trading multiples and trading volume of our common shares;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Valley National;

•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Valley National;

•	performed discounted cash flow analyses based on our projections furnished to Bear Stearns by our management; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by our senior management or obtained by Bear Stearns from public sources, including, without limitation, the projections referred to above. With respect to the projections, Bear Stearns relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to our expected future performance. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections, and Bear Stearns further relied upon the assurances of our senior management that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of our assets or liabilities (contingent or otherwise), nor was Bear Stearns furnished with any such appraisals. In addition, for purposes of its opinion Bear Stearns disregarded certain variable interest entities, including West Rentals, Inc., G.E.W. Real Estate LLC, RealEquip-Lease LLC, Acetylene Products Corporation and Plymouth Holding LLC, which Bear Stearns understood will no longer be consolidated in the Valley National financial statements after the merger becomes effective and in respect of which Bear Stearns understood no consideration is being paid in connection with the merger. Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Valley National.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of our common stock may trade subsequent to the announcement of the merger.

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to the Special Committee of our Board of Directors in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Comparison of Merger Consideration to Historical Stock Prices

Bear Stearns compared the consideration to be received by our shareholders, excluding Mr. West and his affiliates, of $27.00 per share to our stock price on November 13, 2006, our 52-week high and our stock price one month, three months, six months, one year, two years and three years preceding November 13, 2006.

The table below summarizes the analysis.

Premium/(Discount) of the Consideration to be Received by the
Shareholders Excluding Mr. West and his Affiliates of
$27.00 per Share Relative to:

Stock Price as of November 13, 2006 of $27.00	0%
52-Week High of $32.05	(16)
Stock Price One Month Prior of $28.02	(4)
Stock Price Three Months Prior of $30.55	(12)
Stock Price Six Months Prior of $23.49	15
Stock Price One Year Prior of $16.70	62
Stock Price Two Years Prior of $12.25	120
Stock Price Three Years Prior of $6.12	341

Calculation of Valley National’s Enterprise Value at the Merger

Bear Stearns calculated the enterprise value for Valley National for purposes of analyzing the consideration to be received by our shareholders, excluding Mr. West and his affiliates. “Enterprise Value” is calculated as the sum of the equity value of Valley National’s common stock implied by the consideration to be received by our shareholders, excluding Mr. West and his affiliates, of $27.00 per share (including calculating the value of in-the-money options with a deduction for the exercise prices) and our total debt outstanding as of September 30, 2006 and subtracting our cash balance as of such date.

Bear Stearns calculated multiples of Valley National’s Enterprise Value to (i) our earnings before interest, taxes, depreciation and amortization, referred to in this summary as “EBITDA”, for the latest twelve months ending September 30, 2006, referred to in this summary as “LTM EBITDA”, and estimated EBITDA for the calendar years ending 2006 and 2007 and (ii) our earnings before interest and taxes, referred to in this summary as “EBIT”, for the latest twelve months ending September 30, 2006, referred to in this summary as “LTM EBIT”, and estimated EBIT for the calendar years ending 2006 and 2007.

Discounted Cash Flow Analysis-Base Case.  Bear Stearns calculated the estimated present value of our stand-alone, unlevered after-tax free cash flows for the six years ending June 30, 2012 based on the base case projections, referred to in this summary as “Base Case”, provided to Bear Stearns by our senior management. The Base Case assumes, among other things, that Valley National will continue to operate in the ordinary course, but will not engage in the acquisition of similar businesses. Bear Stearns then calculated an implied range of terminal values for Valley National under two methodologies: (i) by applying a range of perpetual growth rates of unlevered net income of 3% to 4% and (ii) by applying a range of multiples of 2012 EBITDA of 6.5x to 8.0x. The present value of the free cash flows and terminal values were discounted using a range of illustrative discount rates of 10.5% to 12.5%.

This analysis resulted in a range of implied equity values per share for our common stock of $20.51 to $29.06 per share.

Discounted Cash Flow Analysis-Acquisition Case.  Bear Stearns calculated the estimated present value of our stand-alone, unlevered after-tax free cash flows for the six years ending June 2012 based on the acquisition case projections, referred to in this summary as “Acquisition Case”, provided to Bear Stearns by our senior management. The Acquisition Case assumes, among other things, that Valley National will continue to operate in the ordinary course and will continue to acquire businesses consistent with historical practices. Bear Stearns then calculated an implied range of terminal values for Valley National under two methodologies: (i) by applying a range of perpetual growth rates of unlevered net income of 4% to 5% and (ii) by applying a range of multiples of 2012 EBITDA of 6.5x to 8.0x. The present value of the free cash flows and terminal values were discounted using a range of illustrative discount rates of 10.5% to 12.5%.

This analysis resulted in a range of implied equity values per share for our common stock of $23.02 to $35.10 per share.

Comparable Company Analysis

Bear Stearns analyzed selected historical and projected operating information provided by our senior management, stock price performance data and valuation multiples for Valley National and compared this data to that of seven publicly traded companies deemed by Bear Stearns to be generally comparable to Valley National. Bear Stearns utilized the earnings forecasts for these companies from publicly available data, First Call and selected Wall Street equity research reports. In conducting its analysis, Bear Stearns analyzed the multiples in the following subsets of comparable companies.

•	Selected companies in the packaged gas business; and

•	Selected companies in the distribution business.

The companies included in the Bear Stearns analysis were:

Packaged Gas

•	Airgas Inc.

•	Apria Healthcare Group Inc.

•	Lincare Holdings Inc.

•	LVL Medical Group

•	Praxair Inc.

Distribution

•	Aceto Corp.

•	NuCo2 Inc.

Bear Stearns reviewed, among other things, the comparable companies’ (i) Enterprise Value as a multiple of LTM EBITDA, estimated EBITDA for the calendar year ending 2006, referred to in this summary as “CY 2006E EBITDA”, and estimated EBITDA for the calendar year ending 2007, referred to in this summary as “CY 2007E EBITDA” and (ii) Enterprise Value as a multiple of LTM EBIT, estimated EBIT for the calendar year ending 2006, referred to in this summary as “CY 2006E EBIT”, and estimated EBIT for the calendar year ending 2007, referred to in this summary as “CY 2007E EBIT”. The multiples were based on closing stock prices for the comparable companies on November 10, 2006.

The table below summarizes the analysis.

	Enterprise Value/
	LTM		CY 2006E		CY 2007E		LTM		CY 2006E		CY 2007E
	EBITDA		EBITDA		EBITDA		EBIT		EBIT		EBIT

Packaged Gas
High	11.6	x	11.1	x	10.2	x	17.4	x	16.0	x	14.6	x
Low	5.7		5.6		5.4		11.0		10.8		9.5
Mean	8.4		8.2		7.5		13.3		12.4		11.2
Distribution
High	12.3	x	10.7	x	9.4	x	21.1	x	21.2	x	17.5	x
Low	11.3		10.7		9.4		13.8		21.2		17.5
Mean	11.8		10.7		9.4		17.5		21.2		17.5

Bear Stearns compared the multiples implied in the merger of 8.3x LTM EBITDA, 7.9x 2006 estimated EBITDA, 7.8x 2007 estimated EBITDA, 10.5x LTM EBIT, 10.0x 2006 estimated EBIT, and 9.7x 2007 estimated EBIT with the range and mean of the Packaged Gas and Distribution multiples.

Precedent Transactions Analysis

Bear Stearns analyzed 16 merger and acquisition transactions involving companies in the packaged gas and propane industries which Bear Stearns deemed generally comparable to Valley National and the merger. Transaction values range from $1.8 million to $475 million and include completed transactions announced from December 1, 1999 to September 1, 2006. Bear Stearns reviewed, among other things, the ratio of the target companies’ enterprise value implied in the respective transactions to target companies’ LTM Revenue and LTM EBITDA for the year in which the transaction was announced.

The precedent transactions in the Bear Stearns analysis were:

Packaged Gas

•	Valley National’s acquisition of Industrial Air Products

•	Lincare Holdings Inc.’s acquisition of PSA’s Respiratory Therapies and Equipment business

•	Valley National’s acquisition of Reynolds Welding Supply

•	Valley National’s acquisition of Plymouth Wayne

•	Praxair Inc.’s acquisition of Home Care Supply

•	Airgas Inc.’s acquisition of BOCs’ Packaged Gas business

•	Air Products & Chemicals’ acquisition of American Homecare Supply

•	Airgas Inc.’s acquisition of APD’s Packaged Gas business

•	Praxair Inc.’s acquisition of Interwest Home Medical

•	Valley National’s acquisition of Lee’s Gas

Propane

•	Valley National’s acquisition of United Propane Services

•	Inergy LP’s acquisition of Star Gas Propane

•	Ferrellgas Partners LP’s acquisition of Blue Rhino

•	Inergy LP’s acquisition of Independent Propane

•	Valley National’s acquisition of Dixie Gas and Oil

•	Amerigas Propane LP’s acquisition of Retail Propane Distribution

The table below summarizes the analysis.

	Transaction Value/						Transaction Value/
	LTM Revenue						LTM EBITDA
	High		Low		Mean		High		Low		Mean

Packaged Gas Transactions	1.50	x	0.62	x	1.14	x	8.9	x	3.2	x	6.2	x
Propane Transactions	1.44		0.57		1.09		11.1		4.2		7.9

Bear Stearns compared the multiple implied in the transaction of 1.50x LTM Revenue and 8.3x LTM EBITDA with the range and mean of the precedent transactions.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the consideration to be received by our shareholders, excluding Mr. West and his affiliates. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to Valley National, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Valley National and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Bear Stearns opinion was just one of the many factors taken into consideration by the Special Committee of our Board of Directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of the Special Committee of our Board of Directors with respect to the fairness of the aggregate consideration to be received, from a financial point of view, by our shareholders, excluding Mr. West and his affiliates.

Pursuant to the terms of Bear Stearns’ engagement letter, we have agreed to pay Bear Stearns a customary transaction fee, all of which was payable upon rendering of the opinion. In addition, we have agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the merger agreement, including reasonable fees and disbursements of its legal counsel. We will receive a credit for this fee and expenses against the fee we have agreed to pay Credit Suisse. We have agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement.

Various individuals and entities affiliated with Bear Stearns may have passive minority investments in private equity funds managed by Caxton-Iseman. In addition, Bear Stearns in the past has been engaged by Caxton-Iseman or its affiliates to provide certain investment banking and other services in matters unrelated to the merger, for which it has received, or expects to receive, customary fees.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Valley National and/or Caxton-Iseman and their respective affiliates for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Financing

In connection with the merger, VNG Acquisition LLC will cause approximately $248.5 million to be paid out to our shareholders and holders of our options. This amount is expected to come from a combination of equity contributions by Caxton-Iseman and/or their co-investors, borrowings by VNG Acquisition Inc. or us, and our cash, cash equivalents and marketable securities on hand. As of          , 2006, we had approximately $      million in cash, cash equivalents and marketable securities.

Debt Financing

VNG Acquisition LLC has received a debt commitment letter, dated November 13, 2006, from Credit Suisse, Cayman Islands Branch, to provide the following debt financing to VNG Acquisition Inc. or us, initially, and the surviving corporation, upon consummation of the merger, which we refer to as the borrower, subject to the conditions set forth therein:

•	up to $165 million of first priority senior secured term loans, which we refer to as the first-lien term facility, for the purpose of financing the merger, repaying our existing indebtedness and paying fees and expenses incurred in connection with the merger;

•	up to $75 million of second priority senior secured term loans, which we refer to as the second-lien term facility, for the purpose of financing the merger, repaying our existing indebtedness and paying fees and expenses incurred in connection with the merger; and

•	an up to $50.0 million first priority senior secured revolving credit facility, which we refer to as the revolving credit facility, to be used for general corporate purposes other than financing the merger or paying fees and expenses incurred in connection with the merger.

Loans under the first-lien term facility and the second-lien term facility are expected to bear interest, at the borrower’s option, at (1) a rate equal to LIBOR (London Interbank Offered Rate) plus an applicable margin or (2) a rate equal to the higher of (a) the prime rate of Credit Suisse, Cayman Islands Branch and (b) the federal funds effective rate plus 0.50%, plus (in either case) an applicable margin. The applicable margins will be subject to change pursuant to a corporate rating-based pricing grid.

The commitment of Credit Suisse, Cayman Islands Branch to provide the debt financing expires on April 30, 2007. The documentation governing the first and second priority senior secured facilities has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. In addition, VNG Acquisition LLC may obtain financing from different sources in amounts and on terms that may vary from those described herein.

Conditions Precedent to the Debt Commitments

The availability of the first-lien term facility and second-lien term facility will be subject to, in addition to customary corporate and documentation conditions and the payment of fees and expenses, the satisfaction or waiver of certain other conditions precedent, including the following:

•	VNG Acquisition LLC must have received cash and common equity and/or preferred equity investments from Caxton-Iseman and other approved investors in an aggregate amount of not less than 24% of the pro forma total consolidated capitalization of VNG Acquisition LLC and its subsidiaries, and the proceeds from that issuance must have been contributed to VNG Acquisition Inc.;

•	the merger must have been completed or must be consummated simultaneously with the fundings under the first-lien term facility and the second-lien term facility in all material respects in accordance with all material requirements of law and the merger agreement and without amendment, modification or waiver of any of the terms thereof in a manner material and adverse to the lenders under the first-lien facilities and second-lien facility;

•	the borrower and its subsidiaries must not have outstanding any indebtedness or preferred stock other than the first-lien term facility, the second-lien term facility and the revolving credit facility and other limited indebtedness to be agreed upon;

•	we must deliver to the arrangers copies of our financial statements, including pro forma financial statements, and such financial statement must not be materially inconsistent in form with the financial statements previously provided by us;

•	no event or occurrence which has resulted in or could reasonably be expected to result in a material adverse effect, which will have the same definition as in the merger agreement, on us shall have occurred since June 30, 2006; see “Proposal 1 — The Merger Agreement” on page of this proxy statement;

•	the administrative agent with respect to the debt facilities must have been granted perfected security interests in the collateral; and

•	the administrative agent must be satisfied that the ratio of the total debt of the borrower and its subsidiaries on the date the merger is completed to the borrower’s pro forma EBITDA for the four fiscal quarter period most recently ended prior to the completion of the merger shall be no more than 5.75 to 1.0.

Equity Financing

VNG Acquisition LLC and VNG Acquisition Inc. have represented to Valley National that Caxton-Iseman has the funds available and will provide the equity financing required to complete the merger. The equity financing is required in order for VNG Acquisition LLC to secure the debt financing necessary to complete the merger.

Certain Effects of the Merger

If the merger and the merger agreement are approved and adopted by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, VNG Acquisition Inc. will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of VNG Acquisition LLC.

Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (excluding shares held in our treasury, shares owned by Mr. West and his affiliates, shares owned by VNG Acquisition LLC or VNG Acquisition Inc. or any wholly owned subsidiary of VNG Acquisition LLC or Valley National Gases, and shares held by shareholders who properly exercise dissenters’ rights in compliance with all of the required procedures under Pennsylvania law) will be converted into the right to receive $27.00 in cash, without interest and less applicable taxes. Each share of our common stock owned by Mr. West and his affiliates immediately prior to the effective time of the merger will be converted into the right to receive $24.52 in cash, without interest and less applicable taxes. The merger agreement provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will, subject to the option holder entering into an option termination agreement with us, terminate in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $27.00 exceeds the exercise price of the option, less any applicable taxes.

The aggregate consideration offered by Caxton-Iseman in its merger proposal would have resulted in a per share price of $25.25 to all holders of our common stock. Mr. West and his affiliates, however, have agreed to accept the suggestion of the Special Committee of our Board that allows all holders of our common stock, excluding Mr. West and his affiliates, to receive a price per share equal to the higher of the average closing price for Valley National shares on The American Stock Exchange for the five trading days immediately prior to the day of signing the merger agreement, or the closing price on the date of signing the merger agreement. As a result of Mr. West’s acceptance of the suggestion of the Special Committee of our Board, all holders of our common stock (excluding Mr. West and his affiliates) will receive consideration in the amount of $27.00 per share in connection with the merger, which amount was the closing price per share on the date of signing the merger agreement and was higher than the five-day average closing price. Mr. West and his affiliates have agreed to receive consideration per share in the amount of $24.52, which amount represents a price per share determined by dividing the remaining merger consideration (after payment to all other holders of our common stock and options) among the shares held by Mr. West and his affiliates.

At the effective time of the merger, our current shareholders will cease to have ownership interests in our company or rights as our shareholders. Therefore, our current shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is listed on The American Stock Exchange under the symbol “VLG.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for our common stock. After the merger, our common stock will cease to be listed on The American Stock Exchange, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the Securities and Exchange Commission.

Effects on Valley National Gases if the Merger is Not Completed

In the event that the merger is not completed for any reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed on The American Stock Exchange. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the industrial, medical and specialty gas industry on which our business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, our Board will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger is not consummated for any reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted or that we will retain our current senior management on a long-term basis especially given the age of our current Chief Executive Officer.

Mr. West, our majority shareholder, and his affiliates have entered into a voting agreement obligating them to vote all shares beneficially owned by them in favor of the approval and adoption of the merger and the merger agreement. Accordingly, the merger and the merger agreement will be approved and adopted at the special meeting.

If the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee of $9 million to VNG Acquisition LLC. The merger agreement and a fee letter from Caxton-Iseman provide that if Valley National or VNG Acquisition LLC fails to satisfy certain closing conditions or breaches its covenants under the merger agreement, the breaching party will be responsible for reimbursing up to $1,500,000 of the other party’s fees and expenses.

Delisting and Deregistration of Valley National Gases Common Stock

If the merger is completed, our common stock will be delisted from The American Stock Exchange and deregistered under the Exchange Act, and we will no longer file periodic reports with the Securities and Exchange Commission.

Interests of Certain Persons in the Merger

In considering the recommendation of our Board with respect to the merger and the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger and the merger agreement and to recommend that our shareholders vote in favor of approving and adopting the merger and the merger agreement.

Stock Holdings and Stock Options

The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, excluding Mr. West and his affiliates, will be entitled to receive $27.00 in cash, without interest, for each share of our common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will, subject to the applicable option holder entering into an option termination agreement with us, terminate in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $27.00 exceeds the exercise price of the option.

The table below sets forth, as of December 6, 2006, for each of our executive officers and directors:

•	the number of shares of our common stock currently held;

•	the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•	the number of shares subject to options held by such person, whether or not vested;

•	the amount of cash that will be paid in respect of cancellation of such option upon consummation of the merger; and

•	the total amount of cash that will be received by such person in respect of such shares and options upon consummation of the merger.

All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case with respect to options, the payment is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $27.00 exceeds the exercise price of the option. The merger agreement requires our Board to take all actions necessary to cause all outstanding stock options to be cancelled as of the effective of time of the merger.

	Common Stock Owned as of		Options Held as of
	December 6, 2006		December 6, 2006		Total
Name:	Shares	Consideration	Shares	Consideration	Consideration

Non-Employee Directors:
Gary E. West	7,012,800	$171,953,856	0	$0	$171,953,856
Ben Exley, IV	1,600	$43,200	32,500	$482,863	$526,063
August E. Maier	2,000	$54,000	31,500	$461,488	$515,488
F. Walter Riebenack	27,800	$750,600	26,500	$366,488	$1,117,088
Robert Hespe	0	$0	5,000	$28,600	$28,600
Executive Officers:
William A. Indelicato	78,866	$2,129,382	62,500	$1,212,862	$3,342,244
Gerald W. Zehala	17,268	$466,236	34,000	$650,600	$1,116,836
James P. Hart	14,700	$396,900	62,500	$1,212,862	$1,609,762

Agreements with Executive Officers

On June 1, 2003, the Company and Mr. Hart entered into an employment agreement for an initial employment term of one year, continuing thereafter at the Company’s election for unspecified additional terms. The employment agreement sets Mr. Hart’s annual salary as President at $180,000 and also provides that Mr. Hart will receive certain benefits, as well as certain additional non-cash compensation, including a stock option, which vested in June 2006, to purchase 50,000 shares of the Company’s Common Stock with an exercise price of $8.00 per share, which exercise price was greater than the trading price for Valley National stock at such time. The employment agreement contains customary termination, inventions, nondisclosure and noncompetition provisions. In February 2006, this agreement was modified to extend Mr. Hart’s employment for three additional years through February 2009.

On June 1, 2004, the Company and Mr. Zehala entered into a revised employment agreement for an initial employment term of one year, continuing thereafter at the Company’s election for unspecified additional terms. The employment agreement sets his annual salary as Chief Operating Officer at $150,000 and also provides that Mr. Zehala will receive certain benefits including living expenses in connection with his relocation to the Company’s executive offices in Washington, Pennsylvania, as well as certain additional non-cash compensation, including a stock option, which vested in June 2006, to purchase 30,000 shares of the Company’s common stock with an exercise price of $8.00 per share, which exercise price was greater than the trading price for Valley National stock at such time. The employment agreement contains customary termination, inventions, nondisclosure and noncompetition provisions. In February 2006, this agreement was modified to extend Mr. Zehala’s employment for three additional years through February 2009.

On February 1, 2006, the Company and Mr. Indelicato entered into an employment agreement for a three year term through January 2009. The employment agreement was modified on October 2, 2006. The employment agreement sets his annual salary at $99,600 and also provides that the employee will be eligible for benefits as provided to other Company employees. The employment agreement contains customary termination, inventions and nondisclosure provisions. In addition, the agreement provides that for a four year period after termination of Mr. Indelicato’s employment, he is prohibited from engaging in any business that competes with the Company. Mr. Indelicato will be paid $960,000 in 48 consecutive monthly installments, paid in the amount of $25,000 each during the first 24 months of this non-compete period and $15,000 each during the second 24 months of this non-compete period.

Retention of Senior Management Following the Merger

VNG Acquisition LLC has not indicated that it expects to make changes to our team of executive officers following the consummation of the merger, although there is no assurance that, as the new parent holding company of our company, VNG Acquisition LLC will not make any changes. In making its initial proposal to acquire our company, Caxton-Iseman indicated that they hoped that senior management would remain employed by the surviving corporation, and that they anticipated that satisfactory arrangements would be made with our senior management. In the course of negotiations regarding the transaction, Caxton-Iseman agreed to proceed with the transaction without these arrangements being put into place in advance. The terms of any such arrangements are subject to negotiation and agreement between members of our senior management and VNG Acquisition LLC, and finalization of such arrangements is not a condition to the closing of the merger.

Indemnification of Officers and Directors

VNG Acquisition LLC has agreed that, for a period of six years following the effective time of the merger, it will cause the surviving corporation to indemnify and hold harmless our current and former directors and officers, and the current and former directors and officers of any of our subsidiaries, to the fullest extent permitted under the Pennsylvania Business Corporation Law or our current articles of incorporation and bylaws or agreements with such persons, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that those persons were directors or officers of our company or any of our subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger, and any claim, action, suit, proceeding or investigation arising out of, interrelated with, or based on facts or allegations that are the same or interrelated with any that form the basis of any claim, action, suit or proceeding asserted or claimed prior to such six-year anniversary. Each indemnified party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from VNG Acquisition LLC and the surviving corporation within ten business days of receipt of a request for an advancement.

VNG Acquisition LLC has agreed that the provisions of the articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of our and our subsidiaries’ current and former directors and officers than the current provisions of our articles of incorporation and bylaws.

VNG Acquisition LLC and we have agreed that, prior to the completion of the merger, we will purchase:

•	an excess differential in coverage directors and officers insurance policy, which we refer to as a DIC policy, having a term of six years, and

•	a “tail” or “run off” policy covering both our current director’s and officer’s liability insurance policy and the DIC policy and having a six year term.

The average cost of the DIC policy and the “tail” or “run off” policy must not exceed $350,000.

VNG Acquisition LLC has also agreed to cause the surviving corporation to maintain, at no expense to the beneficiaries, in effect for six years from the effective time of the merger the current policies of the directors’ and officers’ liability insurance maintained by us (including the DIC policy and such “tail” or “run off” policy) with respect to matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement).

VNG Acquisition LLC has agreed to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any of our current or former directors or officers in connection with their enforcement of their rights described above.

The indemnification obligations and the obligation to maintain the DIC policy, the “tail” or “run off” policy and the current policies of directors’ and officers’ liability insurance and to pay such expenses of our officers and directors are intended to be in addition to the rights otherwise available to the current officers and directors of Valley National by law, charter, statute, bylaw or agreement and shall operate to the benefit of their heirs and representatives. Additionally, in the event the surviving corporation to the merger subsequently assigns, consolidates with or merges into another entity and is not the surviving entity in such transaction, VNG Acquisition LLC has agreed that provision will be made so that the surviving entity in such transaction succeeds to the foregoing indemnification and insurance maintenance obligations.

Benefit Arrangements with VNG Acquisition LLC

VNG Acquisition LLC has agreed that it will give continuing employees full credit for prior service with us for purposes of eligibility and vesting under certain of the surviving corporation’s employee benefits plans, the determination of benefits levels under certain of the surviving corporation’s employee benefits plans or policies relating to vacation or severance and the determination of “retiree” status under certain of the surviving corporation’s employee benefit plans. In addition, VNG Acquisition LLC has agreed to use its commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of ours and recognize for purpose of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by our employees in the calendar year in which the merger occurs.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and VNG Acquisition LLC filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on November 24, 2006. [The Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act on          .] Except for the filing of articles of merger in Pennsylvania at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “Proposal 1 — The Merger Agreement — Conditions to the Merger” on page    of this proxy statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of our common stock. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings and judicial and administrative rulings thereof, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of the shareholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as U.S. holders whose functional currency is not the U.S. dollar, shareholders subject to the alternative minimum tax, shareholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, shareholders who acquired their common stock through the exercise of options or similar derivative securities or shareholders who hold their common stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or in other compensatory arrangements. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of our common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of dissenters’ rights, in light of your individual circumstances.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A non-U.S. holder is a beneficial owner of our common stock (other than a partnership) that is not a U.S. holder.

U.S. Holders

The receipt of cash for shares of common stock pursuant to the merger or upon the exercise of dissenters’ rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A

U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.

Gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. You must determine your holding period separately for each block of shares that are surrendered for cash pursuant to, or in connection with, the merger. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger or upon the exercise of dissenters’ rights in connection with the merger. In addition, a U.S. holder of common stock may be subject to backup withholding on the cash received in the merger or upon the exercise of dissenters’ rights in connection with the merger unless such holder is an exempt recipient (such as a corporation) or provides to the paying agent such holder’s correct taxpayer identification number and certifies that such holder is exempt from or otherwise not subject to backup withholding. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger or upon the exercise of dissenters’ rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax, including by way of withholding, unless:

•	the gain is effectively connected with the holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment, in which case the gain generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty) may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to such non-U.S. holder in connection with the merger and such non-U.S. holder generally will be taxed on the holder’s net gain derived from the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax described above may apply.

We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the merger or upon the exercise of dissenters’ rights in connection with the merger, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement.

Form of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, VNG Acquisition Inc., a wholly owned subsidiary of VNG Acquisition LLC created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us. The separate corporate existence of VNG Acquisition Inc. will cease, and we will continue as the surviving corporation and will become a wholly owned subsidiary of VNG Acquisition LLC.

Structure and Effective Time

The merger will become effective upon the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania or such later time as set forth in the articles of merger and established by VNG Acquisition LLC and us. The closing of the merger will occur on a date specified by us and VNG Acquisition LLC, which shall be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as VNG Acquisition LLC and we may agree. Although we expect to complete the merger by the end of the first calendar quarter of 2007, we cannot specify when, or assure you that, we, VNG Acquisition LLC and VNG Acquisition Inc. will satisfy or waive all conditions to the merger.

Articles of Incorporation and Bylaws

At the effective time of the merger, our articles of incorporation and by-laws will continue in full force and effect without any changes as a result of the merger.

Board of Directors and Officers of the Surviving Corporation

Our directors and officers immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation, unless VNG Acquisition LLC requests that some or all of our directors resign prior to that time. We expect that VNG Acquisition LLC will request that some or all of our directors resign at the time the merger is completed, and that VNG Acquisition LLC will appoint one or more of its own representatives as the new directors of Valley National.

Consideration to Be Received in the Merger

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted into the right to receive $27.00 in cash, without interest and less applicable taxes, other than shares of common stock:

•	owned by Mr. West and his affiliates, all of which will be cancelled and converted into the right to receive $24.52 in cash per share, without interest and less applicable taxes;

•	owned by us as treasury stock immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by VNG Acquisition LLC or VNG Acquisition Inc. or any other wholly owned subsidiary of VNG Acquisition LLC immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by any of our wholly owned subsidiaries immediately prior to the effective time of the merger, all of which will remain outstanding; and

•	held by a shareholder who has made a demand for payment of fair value for such shareholder’s shares in accordance with the Pennsylvania Business Corporation Law and has not voted in favor of adoption of the merger agreement, until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the Pennsylvania Business Corporation Law.

VNG Acquisition LLC and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock amounts that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law.

Payment Procedures

VNG Acquisition LLC and we (with respect to the merger consideration expected to be funded out of our cash, cash equivalents and marketable securities) will deposit sufficient cash with American Stock Transfer & Trust Company or another mutually acceptable bank or trust company, which we refer to as the exchange agent, at or prior to effective time of the merger (or, with respect to the merger consideration to be funded by us, as promptly as practicable thereafter) to make payment of the merger consideration. Promptly after the effective time of the merger, VNG Acquisition LLC shall cause the exchange agent to mail to each holder of record of a certificate which immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for effecting the surrender of his, her or its stock certificates in exchange for the merger consideration with respect to such certificates. Upon surrender of a certificate to the exchange agent, together with such letter of transmittal, the holder of such certificate shall be entitled to receive the merger consideration such holder has the right to receive pursuant to the merger agreement. VNG Acquisition LLC is entitled to cause the exchange agent to deliver to it any funds that have not been distributed for one year after the effective time of the merger. After that date, holders of certificates who have not previously complied with the instructions to exchange their certificates will be entitled to look only to VNG Acquisition LLC (subject to abandoned property, escheat and similar laws) for payment of its claim for merger consideration, without interest.

You should not send your Valley National stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your Valley National stock certificates with the enclosed proxy, and do not forward your stock certificates to the exchange agent without a letter of transmittal.

If any of your certificates which immediately prior to the effective time represented outstanding shares of our common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact.

Stock Options

Immediately prior to the effective time of the merger, all outstanding options not exercised prior to the merger, including those held by our directors and executive officers, will, subject to the applicable option holder entering into an option termination agreement with us, be cancelled as of the effective time of the merger and the holder of each such option will receive from VNG Acquisition LLC, immediately following the effective time of the merger, an amount in cash, without interest and less applicable taxes, equal to the product of:

•	the number of shares of our common stock subject to such option, as of the effective time of the merger, multiplied by

•	the excess, if any, of $27.00 over the exercise price per share of common stock subject to such option.

Representations and Warranties

The merger agreement contains representations and warranties that we made to VNG Acquisition LLC and VNG Acquisition Inc. regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our capitalization;

•	our subsidiaries;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, our or our subsidiaries’ organizational documents or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•	accuracy of information contained in registration statements, forms, reports and other documents that we filed with the Securities and Exchange Commission since January 1, 2004, including those filings made after November 13, 2006, and the compliance of our filings with applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act and, with respect to financial statements therein, preparation in accordance with generally accepted accounting principles;

•	accuracy of information contained in this proxy statement;

•	maintenance of disclosure controls and procedures required under the Exchange Act;

•	the absence of liabilities, other than as set forth on our June 30, 2006 balance sheet or in our filings with the Securities and Exchange Commission between January 1, 2004 and November 13, 2006 ordinary course liabilities, liabilities incurred in connection with the transactions contemplated by the merger agreement or liabilities that, individually or in the aggregate, are not likely to result in a material adverse effect on us;

•	the absence of certain changes and events between June 30, 2006 and November 13, 2006, including the absence of a material adverse effect, except as disclosed in our Securities and Exchange Commission filings;

•	filing of tax returns, status of unpaid tax and other tax matters;

•	owned and leased property and title to tangible assets;

•	intellectual property;

•	our material contracts;

•	litigation;

•	environmental matters;

•	employee benefits plans;

•	compliance with laws;

•	permits;

•	labor matters;

•	insurance;

•	commercial relationships;

•	transactions with affiliates;

•	sufficiency of our assets;

•	receipt of an opinion from Bear Stearns;

•	acquisitions and/or divestitures;

•	absence of undisclosed brokers’ fees; and

•	inapplicability of state anti-takeover statutes.

In addition, VNG Acquisition LLC and VNG Acquisition Inc. made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•	accuracy of information supplied for inclusion in this proxy statement;

•	the absence of certain changes and events between July 1, 2006 and November 13, 2006, including the absence of a material adverse effect;

•	operations of VNG Acquisition Inc.;

•	the debt commitment letter received by VNG Acquisition LLC, including that such commitment letter is in full force and effect; and

•	the solvency of VNG Acquisition LLC and the surviving corporation in the merger.

Many of our representations and warranties are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to us, any material adverse change, event, circumstance or development with respect to, or, that would have material adverse effect on, the business, condition (financial or otherwise), operations, assets or results of operations of us and our subsidiaries, taken as a whole, except, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a material adverse effect:

•	changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism;

•	changes that are the result of factors generally affecting the industries or markets in which we operate unless there is a disproportionate impact on us;

•	any adverse change, effect or circumstance arising out of or resulting from actions contemplated by us and VNG Acquisition LLC in connection with the merger agreement or the pendency or announcement of the transactions contemplated by the merger agreement;

•	changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;

•	any action taken pursuant to or in accordance with the merger agreement;

•	any fees or expenses incurred in connection with transactions contemplated by the merger agreement; and

•	any then pending shareholder litigation arising from or relating to the merger.

Covenants Relating to the Conduct of Our Business

From November 13, 2006 through the effective time of the merger or the earlier termination of the merger agreement, we have agreed, and have agreed to cause our subsidiaries, to use commercially reasonable efforts to act and carry on our business in the ordinary course of business consistent with past practice, maintain and preserve our and our subsidiaries’ business organization, assets and properties and preserve our relationships with third parties.

During the same period, we have also agreed that, subject to certain exceptions, we will not, and will not permit or cause any of our subsidiaries to, do any of the following without the prior written consent of VNG Acquisition LLC:

•	declare, set aside or pay any dividends on shares of our capital stock, or split, adjust, combine or reclassify any of our capital stock, or purchase, redeem or otherwise acquire any shares of our capital stock or any of our other securities;

•	issue or otherwise dispose of or encumber any shares of our capital stock or other securities, or issue any right or option to acquire any shares of our capital stock or other securities, other than the issuance of shares of common stock pursuant to the exercise of outstanding options;

•	amend our or our subsidiaries articles of incorporation or bylaws or other organizational documents;

•	acquire any business or any business organization or division, or any assets that are material, in the aggregate, to us and our subsidiaries, taken as a whole, other than inventory and raw materials acquired in the ordinary course of business;

•	sell, lease or otherwise dispose of or encumber any of our material properties or assets, other than disposed, obsolete or damaged property and sales of inventory in the ordinary course of business;

•	incur or guarantee indebtedness, other than in connection with the financing of trade receivables or letters of credit or similar arrangements with suppliers and manufacturers, or pursuant to existing credit facilities, in each case in the ordinary course of business;

•	issue, sell, amend or guarantee any debt securities or warrants;

•	make any loans, advances or capital contributions to, or investment in, any other person other than any of our subsidiaries; provided, that we may continue to invest in debt securities in accordance with our cash investment policy;

•	enter into any hedging or other financial arrangement designed to protect us or our subsidiaries against fluctuations in commodity prices or exchange rates, other than in the ordinary course of business;

•	make any capital expenditures in excess of $50,000, individually, or $100,000, in the aggregate, other than previously budgeted capital expenditures and certain specifically identified capital expenditures;

•	make any material changes in accounting methods, except as may be required under generally accepted accounting principles;

•	enter into any material contact relating to the distribution, sale or marketing of our products by third parties, other than in the ordinary course of business;

•	except as required by applicable law or agreements in effect as of November 13, 2006, adopt, enter into, terminate or amend any employment or severance agreement or any employee benefit plan or collective bargaining agreement, other than in the ordinary course of business;

•	increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, except that we provide for annual increases (not to exceed 5% for any person) of salaries and pay year-end bonuses in the ordinary course of business;

•	amend or accelerate the payment, right to payment or vesting of any compensation or benefits;

•	pay any material benefit not provided for as of November 13, 2006 under any employee benefit plan, other than bonuses to employees not to exceed $250,000;

•	change any method of tax accounting, make or rescind any material tax election (including an election on Form 3115 “Application for a Change in Accounting Method”), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material tax, settle or compromise any material tax liability, enter into any closing agreement with respect to any tax, surrender any right to claim a tax refund or amend any material tax return;

•	initiate, compromise or settle any material litigation or arbitration proceeding;

•	enter into any material contract;

•	open any new, or permanently close any existing, facility or office; or

•	authorize, or commit or agree to take, any of the foregoing actions.

No Solicitation

The merger agreement provides that, until the effective time of the merger or the earlier termination of the merger agreement, neither we nor any of our subsidiaries will, and we will cause our directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives not to, directly or indirectly:

•	solicit, initiate or encourage any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any acquisition proposal.

Prior to the approval and adoption of the merger agreement by our shareholders, however, in response to a superior proposal or a bona fide, unsolicited written acquisition proposal received by us after November 13, 2006, other than as a result of a breach by us of the no solicitation provisions of the merger agreement, we may provide information to and participate in discussions or negotiations with the person making such acquisition proposal. We may take these actions only:

•	to the extent failure to do so could reasonably constitute a breach of fiduciary obligations of our Board under applicable law, as determined in good faith by our Board after consultation with outside counsel;

•	if such person has entered into a customary confidentiality agreement not, in the aggregate, less restrictive of such other person than our confidentiality agreement with an affiliate of VNG Acquisition LLC;

•	if our Board determines in good faith, after consultation with outside counsel and its financial advisors, that the acquisition proposal is reasonably likely to lead to a superior proposal; and

•	if we have complied with the no solicitation provisions of the merger agreement.

In response to such a proposal in these circumstances, we may also amend, or grant a waiver or release under, any standstill or similar agreement with respect to any shares of our common stock.

We have further agreed that, until the effective time of the merger or the earlier termination of the merger agreement, our Board will not:

•	withhold, withdraw or modify, in a manner adverse to VNG Acquisition LLC, its approval or its recommendation with respect to the merger or the approval and adoption of the merger agreement by our shareholders;

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other contract regarding any acquisition proposal, which we refer to in this proxy statement as an alternative acquisition agreement; or

•	approve or recommend any acquisition proposal.

Until such time as our shareholders approve and adopt the merger agreement, however, our Board may withdraw or modify its recommendation that our shareholders vote in favor of the merger and the approval and adoption of merger agreement, and, if such withdrawal or modification is in response to a superior proposal, approve or recommend such superior proposal, if our Board determines in good faith, after consultation with outside counsel, that failure to do so could reasonably constitute a breach of its fiduciary obligations under applicable law, but only if:

•	our Board provided prior written notice to VNG Acquisition LLC that the Board desires to withdraw or modify its recommendation due to the existence of a superior proposal or an acquisition proposal reasonably likely to lead to a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal; and

•	VNG Acquisition LLC did not make within five business days after receipt of such notice, a binding, written and complete offer, which we refer to as a new offer, to amend the terms of the merger agreement to include terms that are, as determined in good faith by our Board, at least as favorable to our shareholders as the superior proposal.

Notwithstanding the foregoing, under the terms of the merger agreement we are required to hold the special meeting for the purpose of enabling our shareholders to vote on the merger agreement even if we receive a superior proposal. Furthermore, Mr. West, our majority shareholder, and his affiliates have entered into a voting agreement obligating them to vote all shares beneficially owned by them in favor of the approval and adoption of the merger and the merger agreement. Accordingly, the merger and the merger agreement will be approved and adopted at the special meeting.

In addition, if our Board withdraws its recommendation that our shareholders vote in favor of the approval and adoption of the merger and the merger agreement, we must pay VNG Acquisition LLC a termination fee in the amount of $9 million. Moreover, during the five business day period prior to effecting a withdrawal or modification of its recommendation, our Board must consider and negotiate in good faith with VNG Acquisition LLC regarding any revisions to the terms of the transaction contemplated by the merger agreement that are proposed by VNG Acquisition LLC.

We have agreed to notify VNG Acquisition LLC within 48 hours of our receipt of any acquisition proposal or any request for nonpublic information in connection with any acquisition proposal, or of any inquiry with respect to any acquisition proposal, the material terms and conditions of any such acquisition proposal or inquiry and the identity of the person making any such acquisition proposal or inquiry. We are also required to keep VNG Acquisition LLC reasonably informed of the status, and any material changes in the terms, of any such acquisition proposal or inquiry. We also agreed to, and to direct our directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to, cease immediately all discussions and negotiations that commenced prior to November 13, 2006 regarding any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal.

Nothing in the merger agreement prohibits us from taking and disclosing a position to our shareholders with respect to a tender offer contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or from making any required disclosure to our shareholders, if our Board determines in good faith, after consultation with outside counsel, failure to do so would be inconsistent with its obligations under applicable law.

An acquisition proposal means any proposal or offer:

•	for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving us,

•	for the issuance by us of over 25% of our equity securities, or

•	to acquire in any manner, directly or indirectly, over 25% of the capital stock or assets of our company or any of our subsidiaries on a consolidated basis.

A superior proposal means any unsolicited, bona fide written proposal made by a third party to acquire over 90% of our equity securities or consolidated total assets, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of our assets, that our Board determines in its good faith judgment to be:

•	on terms more favorable to our shareholders than the transactions contemplated by the merger agreement, after consultation with its financial advisor, taking into account all the terms and conditions of the proposal and the merger agreement, including the $9 million termination fee and any proposal by VNG Acquisition LLC to amend the terms of the merger agreement; and

•	reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the proposal.

Shareholders Meeting

The merger agreement requires us to promptly and duly call, give notice of, convene and hold a meeting of our shareholders to approve and adopt the merger agreement. Subject to the provisions described above under “— No Solicitation”, our Board is required to recommend approval and adoption of the merger agreement by our shareholders and may not withhold, withdraw or modify in a manner adverse to VNG Acquisition LLC its recommendation that our shareholders vote in favor of the approval and adoption of the merger and the merger agreement. Subject to the provisions described above under “— No Solicitation”, we are required to take all reasonable and lawful action to solicit from our shareholders proxies in favor of the approval and adoption of the merger and the merger agreement, and all other actions reasonable necessary or advisable to secure the vote or consent of our shareholders required by the Pennsylvania Business Corporation Law.

Indemnification and Insurance

VNG Acquisition LLC has agreed that, for a period of six years following the effective time of the merger, it will cause the surviving corporation to indemnify our current and former directors and officers, and the current and former directors and officers of any of our subsidiaries, to the fullest extent permitted under the Pennsylvania Business Corporation Law or our articles of incorporation and bylaws or agreements with such persons, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or pertaining to the fact that those persons were directors or officers of our company or any of our subsidiaries. Each indemnified party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from VNG Acquisition LLC and the surviving corporation within ten business days of receipt of a request for an advancement.

VNG Acquisition LLC has agreed that the provisions of the articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of our and our subsidiaries’ current and former directors and officers than the current provisions of our articles of incorporation and bylaws.

VNG Acquisition LLC and we have agreed that, prior to the completion of the merger, we will purchase:

•	an excess differential in coverage directors and officers insurance policy, which we refer to as a DIC policy, having a term of six years, and

•	a “tail” or “run off” policy covering both our current director’s and officer’s liability insurance policy and the DIC policy and having a six year term.

The average cost of the DIC policy and the “tail” or “run off” policy must not exceed $350,000.

VNG Acquisition LLC has also agreed to cause the surviving corporation to maintain, at no expense to the beneficiaries, in effect for six years from the effective time of the merger the current policies of the directors’ and officers’ liability insurance maintained by us (including the DIC policy and such “tail” or “run off” policy) with respect to matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement).

VNG Acquisition LLC has agreed to pay all expenses, including reasonably attorneys’ fees, that may be incurred by any of our current or former directors or officers in connection with their enforcement of their rights described above.

The indemnification obligations and the obligation to maintain the DIC policy, the “tail” or “run off” policy and the current policies of directors’ and officers’ liability insurance and to pay such expenses of our officers and directors are intended to be in addition to rights otherwise available to our current officers and directors by law, charter, statute, bylaw or agreement and shall operate to the benefit of their heirs and representatives. Additionally, in the event the surviving corporation to the merger subsequently assigns, consolidates with or merges into another entity and is not the surviving entity in such transaction, VNG Acquisition LLC has agreed that provision will be made so that the surviving entity in such transaction succeeds to the foregoing indemnification and insurance maintenance obligations.

Benefit Arrangements

VNG Acquisition LLC has agreed that it will give continuing employees full credit for prior service with us for purposes of eligibility and vesting under certain of the surviving corporation’s employee benefits plans, the determination of benefits levels under certain of the surviving corporation’s employee benefits plans or policies relating to vacation or severance an the determination of “retiree” status under certain of the surviving corporation’s employee benefit plans. In addition, VNG Acquisition LLC has agreed to use its commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of ours and recognize for purpose of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by our employees in the calendar year in which the merger occurs.

Our Board has taken the steps required so that any dispositions of our common stock (including derivative securities with respect to common stock, such as options) by our insiders pursuant to the terms of the merger agreement will be exempt transactions for purposes of Section 16 of the Exchange Act. Our insiders means our officers and directors who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to us.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable. Among other things, each party has committed to use such efforts to obtain all necessary consents, approvals and authorizations from governmental authorities and third parties. Each party has also agreed to make appropriate filings under the Exchange Act, the HSR Act and any other applicable law.

We have agreed to, and to cause our subsidiaries and each of our directors, officers, agents or representatives to, provide VNG Acquisition LLC and VNG Acquisition Inc. with such cooperation in connection with the arrangement of the debt financing contemplated by the debt financing commitment letter as may be commercially reasonably requested. Such cooperation includes, but is not limited to,

•	providing direct contact between prospective lenders and our officers;

•	providing assistance in preparation of confidential information memoranda and other materials to be used in connection with obtaining the debt financing contemplated by the debt financing commitment letter;

•	providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with prospective lenders, investors and ratings agencies;

•	entering into a loan agreement and related documents;

•	executing and delivering customary certificates, legal opinions or other documents reasonably requested and otherwise reasonably facilitating the pledging of collateral contemplated by the debt financing commitment letter; and

•	providing the financial statements and other information necessary for the satisfaction of the obligations and conditions set forth in the debt financing commitment letter.

In connection with providing such cooperation, however, neither we nor any of our subsidiaries will be required to pay any commitment or other similar fee, have any liability or obligation under any loan agreement or related documents, unless and until the merger is completed, or incur any other liability in connection with the debt financing contemplated by the debt financing commitment letter or be required to take any action that will conflict with or violate our organizational documents or any law or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any contract to which we or any of our subsidiaries is a party.

If requested by VNG Acquisition LLC, we have agreed to consider in good faith to cooperate and cause our subsidiaries to cooperate with VNG Acquisition LLC in restructuring the ownership and operations of our subsidiaries on or prior to the completion of the merger, in the manner reasonably requested by VNG Acquisition LLC. Any such restructuring would be effective as close to the completion of the merger as possible. In no event will any such restructuring reduce the merger consideration to be paid to our shareholders. We will not be required to take any such restructuring action, including any action that would:

•	have or reasonably be expected to have an adverse effect on us or our subsidiaries or our shareholders;

•	conflict with or violate our articles of incorporation or bylaws or any law; or

•	result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which we or any of our subsidiaries are a party.

VNG Acquisition LLC has agreed to indemnify, defend and hold harmless us, our subsidiaries and our respective officers, directors, employees, agents, shareholders and representatives from and against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by us or them in connection with any such actions taken by us at the direction of VNG Acquisition LLC. Furthermore, we are not obligated to incur any out-of-pocket fees, costs or expenses in connection taking any such actions until the completion of the merger.

Conditions to the Merger

Our and VNG Acquisition LLC’s and VNG Acquisition Inc.’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	our shareholders must have approved and adopted the merger agreement;

•	the mandatory waiting periods applicable to consummation of the merger under the HSR Act must have expired or been terminated;

•	other than the filing of the articles of merger, all authorizations, consents, orders and approvals and all declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect, must have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a material adverse effect;

•	there must not be any order suspending the use of this proxy statement or any proceeding for that purpose initiated or threatened in writing by the Securities Exchange Commission or its staff;

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect that has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement; and

•	VNG Acquisition LLC, Mr. West, our majority shareholder, and a mutually agreeable escrow agent must have executed and delivered an escrow agreement substantially in the form attached to the merger agreement.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of VNG Acquisition LLC and VNG Acquisition Inc. in the merger agreement must be true and correct, except

•	to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must be true and correct as of such date;

•	for changes contemplated by the merger agreement; and

•	where the failure to be true and correct, without regard to any materiality or material adverse effect qualifications contained therein, individually or in the aggregate, has not had a material adverse effect on the ability of VNG Acquisition LLC or VNG Acquisition Inc. to consummate the transactions contemplated by the merger agreement; and

•	VNG Acquisition LLC and VNG Acquisition Inc. must have performed, in all material respects, all obligations required to be performed by them under the merger agreement.

In addition, the obligations of VNG Acquisition LLC and VNG Acquisition Inc. to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties, in the merger agreement must be true and correct, except;

•	to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must be true and correct as of such date;

•	for changes contemplated by the merger agreement; and

•	where the failure to be true and correct, without regard to any materiality or material adverse effect qualifications contained therein, individually or in the aggregate, has not had a material adverse effect on us;

•	we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

•	since November 13, 2006, there must not have occurred any change, event, circumstance or development with respect to, or that would have a material adverse effect on, us and our subsidiaries taken as a whole;

•	VNG Acquisition LLC and VNG Acquisition Inc. must have obtained an amount of financing not less than the amount set forth in the debt commitment letter on terms not materially less favorable than those set forth in the debt commitment letter;

•	VNG Acquisition LLC must have received the written resignations, effective as of the closing of the merger, of our directors, and the directors of our subsidiaries, from whom VNG Acquisition LLC requests a resignation;

•	the voting agreement dated November 13, 2006, among VNG Acquisition LLC, us and Mr. West and his affiliates must be in full force and effect and must not have been breached in any respect; and

•	the aggregate number of dissenting shares must not exceed 15% of the number of shares of our common stock outstanding immediately prior to the effective time of the merger.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger whether before or after the special meeting of our shareholders to consider the adoption of the merger agreement:

•	by the mutual written consent of us and VNG Acquisition LLC;

•	by either us or VNG Acquisition LLC, if:

•	the merger has not been consummated by April 30, 2007, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before April 30, 2007;

•	any governmental entity has issued a nonappealable final order, decree, ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the required vote of our shareholders to adopt the merger agreement was not obtained at the meeting of our shareholders where such vote was taken;

•	by VNG Acquisition LLC, if:

•	our Board fails to include in this proxy statement its recommendation that our shareholders vote in favor of the merger and the approval and adoption of the merger agreement, or withdraws or knowingly modifies in a manner adverse to VNG Acquisition LLC its recommendation that our shareholders vote in favor of the merger and the approval and adoption of the merger agreement;

•	our Board approves or recommends to our shareholders an acquisition proposal other than the merger;

•	a tender or exchange offer for outstanding shares of our common stock has been commenced and our Board recommends that our shareholders tender their shares in such tender or exchange offer; or

•	we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to VNG Acquisition LLC’s obligation to effect the merger being satisfied and which is not cured within 20 days after our receipt of written notice of such breach or failure to perform; or

•	by us, if VNG Acquisition LLC or VNG Acquisition Inc. breaches or fails to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied and which is not cured within 20 days after its receipt of written notice of the breach or failure to perform.

Termination Fee

The merger agreement obligates us to pay a termination fee to VNG Acquisition LLC of $9 million, if our Board withdraws its recommendation that our shareholders vote in favor of the approval and adoption of the merger and the merger agreement and accepts a superior proposal. The merger agreement and a fee letter from Caxton-Iseman provide that if Valley National or VNG Acquisition LLC fails to satisfy certain closing conditions or breaches its covenants under the merger agreement, the breaching party will be responsible for reimbursing up to $1,500,000 of the other party’s fees and expenses.

Amendment and Waiver

The parties may amend the merger agreement at any time before or after approval of the matters presented in connection with the merger agreement by the shareholders of any party. After shareholder approval has been obtained, however, the parties may not amend the merger agreement which by law requires further approval by such shareholders without obtaining such further approval. The merger agreement also provides that, at any time prior to the effective time of the merger, the parties may extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered in connection therewith or waive compliance with any of the agreements or conditions contained in the merger agreement.

DISSENTERS’ RIGHTS

In accordance with Section 1906 of the PBCL, Subchapter D (the full text of which appears in Annex C to this proxy statement) entitles the holders of shares of our common stock to dissent from the merger and obtain, in place of the merger consideration, the “fair value” of their shares in cash as determined by an appraisal process in accordance with Subchapter D. The following description is intended as a brief summary of the material provisions of Subchapter D. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Subchapter D.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Valley National common stock immediately before the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

In order to exercise the right to dissent, a holder must demand and perfect the rights in accordance with Subchapter D. If you fail to comply with the specific requirements of Subchapter D, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no dissenters’ rights with respect to your shares.

Section 1571 requires that, where a merger agreement is to be submitted for approval and adoption at a shareholders’ meeting, shareholders on the record date for the meeting be notified in the notice of the meeting that dissenters’ rights will be available. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of dissenters’ rights in connection with the merger in compliance with the requirements of Section 1571. If you wish to consider exercising your right to dissent, you should carefully review the text of Subchapter D contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Subchapter D will result in the loss of your rights under Pennsylvania law.

If you wish to dissent and to demand payment of the fair value of your shares, you must:

•	deliver to us a written notice of your intent to dissent and demand payment of fair value for your shares of our common stock before the vote of shareholders with respect to the merger is taken at the special meeting;

•	make no change in your beneficial ownership of our common stock after you give notice of your intent to demand fair value of your shares of our common stock; and

•	not vote in favor of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on, nor failing to vote on the proposal to approve and adopt the merger and the merger agreement will constitute a written demand for payment within the meaning of Section 1574 of the PBCL. The written demand for payment must be in addition to and separate from any proxy or vote against the proposal. If the written demand for payment is made in accordance with the requirements of Pennsylvania law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the shareholder’s dissenters’ rights.

A holder of record of shares of our common stock who continuously holds such shares through the date of the merger is entitled to assert dissenters’ rights for the shares of common stock registered in that holder’s name. Accordingly, a notice of intention to demand payment should be executed by or on behalf of the holder of record, fully and correctly, as his, hers or its name appears on his, hers or its stock certificates, and state that such person intends to demand payment of fair value for his, hers or its shares of our common stock in connection with the merger. An authorized agent, including two or more joint owners, may execute a notice of intention to demand payment of fair value on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the notice, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of our common stock as nominee for several beneficial owners, may exercise dissenters’ rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written notice should set forth the number of shares of our common stock as to which dissenters’ rights are sought as well as the name and address of the person or persons on whose behalf dissenters’ rights are sought, and where no number of shares of our common stock is expressly mentioned the notice will be presumed to cover all shares of our common stock which are held in the name of the record owner. A beneficial owner who does not hold the shares of record may assert dissenters’ rights provided the record holder submits consent prior to the deadline for filing the dissenters’ rights notice under Section 1574. If you are a beneficial holder, you may not dissent with respect to less than all of the shares of our common stock beneficially owned by you, whether or not such shares are registered in your name.

Shareholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise dissenters’ rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for payment of fair value by such a nominee.

All demands for dissenters’ rights should be made in writing and addressed to the Secretary of Valley National Gases at 200 West Beau Street, Suite 200, Washington, Pennsylvania 15301 before the shareholder vote on the merger is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand payment of fair value for his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party, and you wish to demand dissenters’ rights, you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.

Upon approval and adoption of the merger and the merger agreement, we must give written notice of the result of the vote to each holder who has properly filed a written demand for dissenters’ rights and has not voted in favor of the merger. The notice must state where and when a demand for payment must be sent and certificates for certified shares must be deposited. A shareholder who fails to timely file a demand for payment and file his, hers, or its certificates will forfeit the right to receive payment of the fair value of such shareholder’s shares of our common stock.

Upon the effective date of the merger, or upon timely receipt of a demand for payment if the closing of the merger has already taken place, we will remit to dissenters who have timely filed a demand and if their shares are certificated, deposited their certificates, the amount we estimate to be the fair value of the shares, or give written notice that no remittance will be made. The remittance or notice must be accompanied by:

•	a closing balance sheet and statement of income of Valley National for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	a statement of our estimate of the fair value of our common stock; and

•	a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

If we do not remit the amount of our estimate of the fair value of the shares, we will return all certificates that have been deposited and may make a notation on them that a demand for payment has been made.

A dissenter who believes that the amount stated or remitted is less than the fair value of the shares may send a demand for full or supplemental payment to us within 30 days of our mailing. A dissenter who fails to demand a full or supplemental payment is entitled to receive no more than the amount remitted or stated by us.

Within 60 days after the later of the effective date of the merger, filing of shareholder demand notices and certificates, or receipt of demands for full or supplemental payment in response to a remittance or a written notice that no remittance will be made, we may file a petition in court demanding a determination of the fair value of the shares of our common stock held by all holders entitled to dissenters’ rights. If a dissenter’s demands have not been settled, such dissenter will be made a party to the proceeding and will be entitled to recover the amount by which the fair value of such dissenter’s shares of our common stock is found to exceed the amount, if any, previously remitted by us, plus interest.

Upon expiration of the 60 day time period and upon our failure to file a petition in court, any dissenter who has not settled a claim with us may, within 30 days, file a petition in court in the name of the corporation for a determination of fair value.

Costs and expenses of the valuation proceeding will be assessed against Valley National except where the court deems it appropriate to apportion some or all of the costs and expenses among all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith. Reasonable attorneys’ fees and the fees of experts may be assessed as the court deems appropriate against either Valley National and in favor of any or all dissenters if Valley National failed to comply substantially with the requirements of Subchapter D and may be assessed against either Valley National or a dissenter, in favor of any other party, where the court finds that a party against whom the fees and expenses are assessed acted in bad faith. Finally, if the court finds that the services of counsel for any dissenter substantially benefited other dissenters similarly situated, the court may find that the fees for that service should not be assessed against Valley National but instead paid out of the amounts awarded to the dissenters who were benefited.

In view of the complexity of Subchapter D, holders of shares of our common stock who may wish to pursue dissenters’ rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on The American Stock Exchange under the symbol “VLG.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The American Stock Exchange.

Year Ending June 30, 2007:	High	Low

First quarter	$32.41	$24.20

Year Ended June 30, 2006:	High	Low

Fourth quarter	$27.87	$21.05
Third quarter	$22.00	$19.41
Second quarter	$22.31	$16.20
First quarter	$17.23	$14.90

Year Ended June 30, 2005:	High	Low

Fourth quarter	$16.90	$13.36
Third quarter	$17.69	$14.05
Second quarter	$18.99	$9.06
First quarter	$11.45	$9.00

The following table sets forth the closing sales prices per share of Valley National’s common stock, as reported on The American Stock Exchange on November 13, 2006, the last full trading day before the public announcement of the proposed merger, and          , the latest practicable date before the printing of this proxy statement:

November 13, 2006		$27.00
$

If the merger is consummated, our common stock will be delisted from The American Stock Exchange, there will be no further public market for shares of our common stock and each share of our common stock, excluding shares held by Mr. West and his affiliates will be converted into the right to receive $27.00 in cash, without interest. Each share of our common stock held by Mr. West and his affiliates will be converted into the right to receive $24.52 in cash, without interest.

Our revolving credit facility permits us to pay cash dividends on our capital stock to the extent the dividends we pay, and any redemptions or repurchases we make, do not exceed $2.0 million annually. On November 23, 2005, we authorized a $0.10 dividend per share (approximately $1.0 million in total), which was paid on January 5, 2006 to shareholders of record as of December 21, 2005. This was the second dividend we have paid. Dividend payments in the future will depend upon several factors, including earnings, acquisition opportunities and debt level.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Ownership of Directors and Officers

The following table sets forth information regarding the number of outstanding shares of our common stock as of December 6, 2006 beneficially owned by each of our directors, each of our executive officers and all of our directors and executive officers as a group:

		Percent of
	Number of Shares	Common Stock
Name of Beneficial Owner	Beneficially Owned	Outstanding(1)

Gary E. West(2)	7,012,800	72.44%
William A. Indelicato(3)	141,366	1.45
Gerald W. Zehala(4)	51,268	*
Ben Exley, IV(3)	14,100	*
James P. Hart(7)	77,200	*
August E. Maier(5)	13,500	*
F. Walter Riebenack(6)	34,300	*
All directors and executive officers as a group (7 persons)(8)	7,344,534	74.50%

*	Represents beneficial ownership of less than one percent.

(1)	Percentages are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and are based on 9,680,459 shares of common stock outstanding as of December 6, 2006.

(2)	Mr. West beneficially owns and controls a portion of the shares indicated through one grantor retained annuity trust and one limited partnership. 67,500 of Mr. West’s shares have been pledged as security.

(3)	Includes options to purchase 62,500 shares of Common Stock exercisable within 60 days of December 6, 2006.

(4)	Includes options to purchase 34,000 shares of Common Stock exercisable within 60 days of December 6, 2006.

(5)	Includes options to purchase 11,500 shares of Common Stock exercisable within 60 days of December 6, 2006.

(6)	Includes options to purchase 6,500 shares of Common Stock exercisable within 60 days of December 6, 2006. 20,400 of Mr. Riebenack’s shares have been pledged as security.

(7)	Includes options to purchase 62,500 shares of Common Stock exercisable within 60 days of December 6, 2006.

(8)	Includes options to purchase an aggregate of 177,000 shares of Common Stock exercisable within 60 days of December 6, 2006.

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to each person known by us to be the beneficial owner of more than 5% of our outstanding common stock as of December 6, 2006:

		Percent of
	Number of Shares	Common Stock
Name of Beneficial Owner	Beneficially Owned	Outstanding(1)

Gary E. West(2)	7,012,800	72.44%
Entities affiliated with T. Rowe Price Associates, Inc.(3)	863,900	8.92
Entities affiliated with Bislett Partners L.P.(4)	564,500	5.83

(1)	Percentages are determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Mr. West’s address is c/o Valley National Gases Incorporated, 200 West Beau Street, Suite 200, Washington, Pennsylvania 15301. A portion of his shares is beneficially owned and controlled through one grantor retained annuity trusts and one limited partnership. 67,500 of Mr. West’s shares have been pledged as security.

(3)	As provided in an amended Form 13G filed with the SEC on February 14, 2006. T. Rowe Price Associates, Inc., a registered investment advisor, holds sole voting power as to 95,500 shares and sole dispositive power as to

863,900 shares. T. Rowe Price Small-Cap Value Fund, Inc., holds sole voting power as to 765,000 shares. Their address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	As provided in an amended Form 13G filed with the SEC on January 19, 2006. Bislett Partners L.P. is a California Limited Partnership located at 868 South California Avenue, Palo Alto, California 94306 and holds sole voting and dispositive power as to 7,700 shares and shared voting and dispositive power as to 556,800 shares.

DESCRIPTION OF VALLEY NATIONAL GASES INCORPORATED

Valley National Gases Incorporated, a corporation organized under the laws of the Commonwealth of Pennsylvania, is one of the largest independent distributors in the estimated $9 billion U.S. market for industrial, medical and specialty gases delivered in “packaged” or cylinder form, and related welding equipment and supplies or hard goods. Valley National also has a growing presence in the approximately $12 billion U.S. market for non-pipeline residential, commercial and industrial propane. One of Valley National’s principal business strategies is to pursue growth through the acquisition of other packaged gas and propane distributors. Valley National serves a diversified base of more than 211,000 industrial, commercial and residential customers throughout its 14-state territory, primarily in the eastern United States. Valley National focuses on providing excellent service to local accounts, an approach that we believe allows us to enjoy a strong position in the markets we serve. Our corporate operations are located in Wheeling, West Virginia, and our executive offices are located in Washington, Pennsylvania. We have 75 packaged gas and hard goods distribution locations in 14 states. Our common stock is listed on the American Stock Exchange under the symbol “VLG.”

DESCRIPTION OF VNG ACQUISITION LLC

VNG Acquisition LLC, a limited liability company organized under the laws of the State of Delaware, was formed on November 9, 2006, for the sole purpose of completing the merger with Valley National Gases and arranging the related financing transactions. VNG Acquisition LLC is owned by investment vehicles affiliated with Caxton-Iseman Capital, Inc. VNG Acquisition LLC has not engaged in any business except in anticipation of the merger. VNG Acquisition LLC may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations.

DESCRIPTION OF VNG ACQUISITION INC.

VNG Acquisition Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, is a wholly owned subsidiary of VNG Acquisition LLC. VNG Acquisition Inc. was formed exclusively for the purpose of effecting the merger. This is the only business of VNG Acquisition Inc.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2007 Annual Meeting must be received by us no later than June 1, 2007, for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In order for a shareholder to nominate a candidate for director, under our bylaws, timely notice of the nomination must be given to us in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days prior to the date of any meeting of the shareholders at which directors are to be elected. The shareholder filing the notice of nomination must describe various matters related to the nominee and the shareholder filing the notice, as specified in our bylaws.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be given to the Company. To be timely, such notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days before nor more than 90 days prior to the meeting. However, if the meeting is not held on the first Tuesday in August, and less than 60 days’ notice or prior public disclosure of the meeting date is given or made to shareholders, then the notice from the shareholder must be received by the close of business on the 15th day following the day on which such notice of the meeting date was mailed or such public disclosure was made, whichever occurs first. Such notice must include a description of the proposed business, the reasons therefore and other matters specified in the Company’s bylaws. Our Board or the presiding officer at the annual meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

In each case the notice must be given to the Secretary of the Company, whose address is 200 West Beau Street, Suite 200, Washington, Pennsylvania 15301. Any shareholder desiring a copy of the Company’s Articles of Incorporation, as amended, or Bylaws will be furnished a copy without charge upon written request to the Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov.

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, including consolidated financial statements and schedules thereto but not including exhibits, to each of our shareholders of record on           and to each beneficial shareholder on that date upon written request made to Secretary, Valley National Gases Incorporated, 200 West Beau Street, Suite 200, Washington, Pennsylvania 15301. A reasonable fee will be charged for copies of requested exhibits.

Incorporation by Reference

The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the Securities and Exchange Commission, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Our Annual Report on Form 10-K for our fiscal year ended June 30, 2006.

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2006.

•	Our Current Reports on Form 8-K filed on October 3, 2006, October 24, 2006, November 13, 2006 and November 14, 2006.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated          , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents, including the merger agreement, that are attached or filed as annexes to this proxy statement or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Valley National, VNG Acquisition LLC and VNG Acquisition Inc.), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact James P. Hart, President and Chief Financial Officer of Valley National Gases, at (724) 228-3000.

Annex A — Agreement and Plan of Merger

Annex B — Opinion of Bear, Stearns & Co.  Inc.

Annex C — Subchapter D and Section 1906 of the Pennsylvania Business Corporation Law

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
VNG ACQUISITION LLC
VNG ACQUISITION INC.
and
VALLEY NATIONAL GASES INCORPORATED
Dated as of November 13, 2006

A-i

Schedules and Exhibits

Schedule A — Parties to Voting Agreement

Exhibit A — Form of Voting Agreement

Exhibit B — Form of Escrow Agreement

A-ii

TABLE OF DEFINED TERMS

Terms	Reference in Agreement

Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.5(b)
Antitrust Order	Section 6.5(b)
Articles of Incorporation	Section 3.2(c)
Articles of Merger	Section 1.1
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Common Stock	Section 2.3(c)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.11
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee	Section 6.11
Company Employee Plans	Section 3.14(a)
Company Intellectual Property	Section 3.10(b)
Company’s Knowledge	Section 3.8(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contract	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Shareholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Confidentiality Agreement	Section 5.2
Contamination or Contaminated	Section 3.13(d)
Contract	Section 3.4(b)
Costs	Section 6.7(a)
Debt Financing	Section 4.6
Debt Financing Commitment	Section 4.6
DIC Policy	Section 6.7(c)
Dissenting Shares	Section 2.4(a)

A-iii

Terms	Reference in Agreement

Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
Equity Financing	Section 4.6
Equity Financing Commitment	Section 4.6
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Fund	Section 2.2(a)
Financing	Section 4.6
Financing Commitments	Section 4.6
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.7(a)
Insurance Policies	Section 3.18
Intellectual Property	Section 3.10(a)
Liens	Section 3.4(b)
Material Subsidiary	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(c)
New Financing Commitments	Section 4.6
New Offer	Section 6.1(b)(iii)
Option Consideration	Section 2.3(b)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.9(a)
PA Anti-Takeover Statutes	Section 3.4(a)
Paying Agent	Section 2.2(a)
PBCL	Recitals
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Required Company Shareholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.5(b)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.10(b)
Transaction Expenses	Section 8.3(a)
Transitory Subsidiary	Preamble
Voting Agreement	Recitals

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 13, 2006, by and among VNG ACQUISITION LLC, a Delaware limited liability company (the “Buyer”), VNG ACQUISITION INC., a Pennsylvania corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and VALLEY NATIONAL GASES INCORPORATED, a Pennsylvania corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has adopted this Agreement and voted to recommend that the shareholders of the Company adopt the Agreement, the Merger (as defined below) and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of the Buyer has approved the Agreement, the Merger and the other transactions contemplated hereby, and the Board of Directors of the Transitory Subsidiary has adopted the Agreement and voted to recommend that the Buyer approve the Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Pennsylvania Business Corporation Law of 1988 (the “PBCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the shareholders of the Company listed on Schedule A have entered into a Shareholder Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which such shareholders have, among other things, agreed to vote, or give the Buyer an irrevocable proxy to vote, all of the shares of capital stock of the Company that such shareholders own in favor of the Company Voting Proposal (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I.

THE MERGER

1.1  Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Department of State of the Commonwealth of Pennsylvania, articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Transitory Subsidiary and the Company in accordance with, the relevant provisions of the PBCL and shall make all other filings or recordings required under the PBCL. The Merger shall become effective upon the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Robinson & Cole LLP, 280 Trumbull Street, Hartford, Connecticut, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Hartford, Connecticut are permitted or required by law, executive order or governmental decree to remain closed.

1.3  Effects of the Merger.  At the Effective Time the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (following the Effective Time the Company is sometimes referred to herein as the “Surviving Corporation”). The Articles of Incorporation and By-laws of the Company, each as amended and in effect on the date of this Agreement, shall be the Articles of Incorporation and By-laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 1929 of the PBCL.

ARTICLE II.

CONVERSION OF SECURITIES

2.1  Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary.  Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b) Cancellation of Buyer-Owned Stock.  All shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that are owned by the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(c) Conversion of Subsidiary-Owned Stock.  All shares of Company Common Stock that are owned by any Subsidiary of the Company or any Subsidiary of the Buyer immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(d) Merger Consideration for Company Common Stock.  Subject to Section 2.2, (i) each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b), shares to be converted in accordance with Section 2.1(c), Dissenting Shares (as defined in Section 2.4(a) below) and shares held by the parties to the Voting Agreement identified on Schedule A) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $27.00 in cash per share and (ii) each share of Company Common Stock held by the parties to the Voting Agreement identified on Schedule A shall be automatically converted into the right to receive $24.52 in cash per share (the per share amounts in clause (i) and (ii) collectively being referred to as the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(e) Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), stock option exercise, reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2  Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Paying Agent.  At or prior to the Effective Time, the Buyer shall deposit with a bank or trust company mutually acceptable to the Buyer and the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(d) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures.  As soon as reasonably practicable (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for 365 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration.

(e) No Liability.  To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights.  Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration and any other amounts otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity (as defined below), and (ii) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3  Company Stock Plans.

(a) The Company shall take all action reasonably necessary so that, at the Effective Time, each option to purchase Company Common Stock (“Company Stock Options”) under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), each Company Stock Option outstanding immediately prior to the Effective Time (whether or not vested) shall be canceled and terminated and shall represent the right to receive an amount in cash equal to the Option Consideration (as defined below) for each share of Company Common Stock subject to such Company Stock Option. In furtherance of the foregoing, prior to the Effective Time, the Company shall enter into an agreement (an “Option Termination Agreement”), in a form reasonably satisfactory to the buyer, with each holder of an outstanding Company Stock Option providing for the termination of such Company Stock Option on the terms described in this Section 2.3.

(b) Subject to the execution and delivery to the Company of an Option Termination Agreement, each holder of a Company Stock Option (whether or not vested) shall receive from the Buyer, in respect and in consideration of each Company Stock Option canceled and terminated pursuant to such agreement, immediately following the Effective Time, an amount (net of applicable taxes) equal to the product of (i) the amount, if any, by which (A) the Merger Consideration per share of Company Common Stock exceeds (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option, without any interest thereon (the “Option Consideration”).

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and/or payment for such Company Stock Options pursuant to this Section 2.3 and providing an Option Termination Agreement and instructions for use in executing and returning such Option Termination Agreement and obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3. If requested by the Buyer not less than five Business Days prior to the Effective Time, the Company shall coordinate with the Buyer and the Paying Agent to have the Option Consideration paid through the Company’s payroll system.

2.4  Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and in accordance with Section 1906 of the PBCL, the outstanding shares of Company Common Stock , the holders of which have timely filed written notices of an intention to demand payment of fair value for their shares (“Dissenting Shares”) pursuant to Subchapter D of the PBCL and have not effectively withdrawn or lost their dissenters rights under the PBCL, shall not be converted into a right to receive the Merger Consideration, and the holders thereof shall be entitled only to such rights as are granted by Section 1906 (c) and the applicable provisions of Subchapter D of the PBCL.

(b) If any such holder of Company Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, the Dissenting Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with Section 2.1 of this Agreement, upon surrender by such holder of Certificates formerly representing such holder’s shares of Company Common Stock and a properly completed letter of transmittal to the Paying Agent in accordance with Section 2.2(b) of this Agreement.

(c) The Company will give the Buyer (i) prompt notice of any written demands for payment of fair value for any Dissenting Shares and any other instruments received by the Company relating to dissenters rights, (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair value for any Dissenting Shares under the PBCL, and (iii) the right to approve any settlement of any such demand.

2.5  Section 1906 of the PBCL.  The parties hereto acknowledge and agree that Section 1906 of the PBCL shall apply to this Agreement and the transactions contemplated hereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1  Organization, Standing and Power.  The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or, that would have a material adverse effect on, the business, condition (financial or otherwise), operations, assets or results of operations of the Company and its Subsidiaries (as defined below), taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism;

(b) changes that are the result of factors generally affecting the industries or markets in which the Company operates unless there is a disproportionate impact on the Company;

(c) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement;

(d) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;

(e) any action taken pursuant to or in accordance with this Agreement (including Section 6.5);

(f) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; and

(g) any then pending shareholder litigation arising from or relating to the Merger.

3.2  Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 30,000,000 shares, par value $0.001/share, of Company Common Stock. As of November 13, 2006, 9,680,159 shares of Company Common Stock were issued and outstanding.

(b) Section 3.2 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Voting Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the PBCL, the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) or By-laws or any agreement to which the Company is a party or is otherwise bound. No Subsidiary of the Company owns any shares of Company Common Stock.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

3.3  Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Material Subsidiary of the Company: (i) its name; (ii) the number and types of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. For purposes of this Agreement, (y) the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity; and (z) the term “Material Subsidiary” means, with respect to the Company, any Subsidiary which has ongoing business operations or assets material to the operations of the Company and its Subsidiaries taken as a whole.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or that are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings by which the Company or its Subsidiary is a party or by which either of them is bound with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws and other similar organizational documents of each Subsidiary of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company, other than securities in a publicly traded company or mutual fund held for investment by the Company or any of its Subsidiaries and consisting of less than five percent of the outstanding capital stock of such company.

3.4  Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the PBCL (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the PBCL, and (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and voted to recommend that the shareholders of the Company vote in favor of the approval of this Agreement. The Company has previously taken all necessary action to render inapplicable the provisions of the Pennsylvania anti-takeover statutes in Sections 2541 through 2576 inclusive of the PBCL (the “PA Anti-Takeover Statutes”), that may be applicable to the Merger and the transactions contemplated hereby in this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or By-laws of the Company or of the charter, by-laws, or other similar organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance, lease, license, encroachment, conditional sale agreement or other title retention agreement, option, covenant, right of way or easement (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a “Contract”), or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement (as defined below) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (v) the filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) as contemplated by Section 6.5 below, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote for approval of the Company Voting Proposal of a majority of the votes cast by all Company shareholders entitled to vote thereon at the meeting of the Company’s shareholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement.

3.5  SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2004. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports (other than any such requirements, rules and regulations with respect to which the Company at the time of filing was or is not yet required to comply), and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments in immaterial amounts. The consolidated, audited balance sheet of the Company as of June 30, 2006 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the shareholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d) The Company maintains adequate disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act.

3.6  No Undisclosed Liabilities.  (a) Neither the Company nor any of its Subsidiaries has any liability, whether absolute, accrued contingent or otherwise that would be required by GAAP to be reflected on a consolidated balance sheet of the Company except (i) as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet, (ii) for liabilities incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) after the date of the Company Balance Sheet, and (iii) for other liabilities which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b) Other than deferred tax liabilities and except as disclosed in Section 3.6(b) of the Company Disclosure Schedule, since the date of the Company Balance Sheet neither the Company nor any of its Subsidiaries has incurred any long term liability other than in the Ordinary Course of Business.

3.7  Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been a Company Material Adverse Effect.

3.8  Taxes.

(a) The Company and each of its Subsidiaries have timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to have had or have a Company Material Adverse Effect. The Company and each of its Subsidiaries have paid on a timely basis all Taxes (whether or not shown to be due on any such Tax Returns). The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the Ordinary Course of Business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes including any supplements or amendments thereto.

(b) The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2003. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8 of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2003. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the actual knowledge as of the date hereof of the individuals identified in the Preamble to the Company Disclosure Schedule (the “Company’s Knowledge”), threatened or contemplated and which is reasonably likely, individually or in the aggregate, to have had or have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(e) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Neither the Company nor any of its Subsidiaries has, with respect to any open taxable period, applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state, local or foreign law and neither, to the Company’s Knowledge, has the Internal Revenue Service proposed any such adjustment or change in accounting method, nor do the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries

(g) There are no Liens with respect to Taxes upon any of the assets properties of either the Company or its Subsidiaries, other than with respect to Taxes not yet due and payable.

(h) None of Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(i) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any of its Subsidiaries.

(j) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(l) all awards, grants or bonuses made pursuant to any Employee Benefit Plan have been, or will be, fully deductible by the Company or its Subsidiaries notwithstanding the provisions of Sections 162(m) of the Code and the Regulations promulgated thereunder.

3.9  Owned and Leased Properties.

(a) Section 3.9(a) of the Company Disclosure Schedule lists the property address of each item of real property or interest in real property (other than Leased Real Property) owned by the Company or any Subsidiary of the Company (the “Owned Real Property”). With respect to each item of Owned Real Property, except as set forth on Section 3.9 of the Company Disclosure Schedule,

(i) the Company or a Subsidiary has good, valid and clear record and marketable title to such Owned Real Property free and clear of any Liens, except for any Liens that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect;

(ii) there are no pending or, to the Company’s Knowledge, threatened condemnation proceedings, litigation or administrative actions relating to such Owned Real Property;

(iii) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company or a Subsidiary) the right of use or occupancy of any portion of such Owned Real Property;

(iv) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein; and

(v) the Company has delivered to the Buyer complete and accurate copies of all of the following materials relating to such Owned Real Property, to the extent in the Company’s possession or control: title insurance policies and commitments; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of such Owned Real Property; surveys; soils, environmental assessment and similar reports.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Real Property”) pursuant to written or verbal agreements (collectively “Company Leases”) and the location of the premises. The Company or a Subsidiary has a good and valid leasehold estate in all Leased Real Property. Each Company Lease is a valid and binding obligation of the Company or Subsidiary party thereto, in full force and effect and enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default, under any of the Company Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default under the Company Leases by the Company or Subsidiary party thereto, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged or encumbered any interest in any Leased Real Property, and the Company or one of its Subsidiaries enjoys peaceful and undisturbed possession under the Company Leases. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

(c) The Company and each of its Subsidiaries have good title to, or a valid leasehold interest in, all of its material tangible assets and properties set forth on the Balance Sheet, except for assets and properties disposed of in the Ordinary Course of Business since the Balance Sheet Date and except for minor defects in title, easements of record, restrictive covenants, Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded and similar encumbrances that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) Liens set forth on Section 3.9(c) of the Company Disclosure Schedule and (v) Liens that do not materially interfere with the conduct of the business of the Company as currently conducted and do not materially affect the use or value of such assets and properties.

3.10  Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold or licensed by the Company or any of its Subsidiaries, but excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”). The Company and its Subsidiaries are in compliance in all material respects with the terms of the licenses and sublicenses of Third Party Intellectual Property, and neither the Company nor any of its Subsidiaries have been informed in writing since January 1, 2005 that any such license or sublicense of Third Party Intellectual Property will be terminated. Section 3.10 of the Company Disclosure Schedule sets forth a complete and accurate list of all applications and registrations for Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and a complete and accurate list of all Third Party Intellectual Property. To the Company’s Knowledge, the Company and its Subsidiaries are the exclusive owners of all rights, title and interest in the Company Intellectual Property identified in Section 3.10 of the Company Disclosure Schedule and, except as licensed in the licenses identified in Section 3.10 of the Company Disclosure Schedule or in licenses to customers, have the exclusive right to use the Company Intellectual Property. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no claim to ownership or partial ownership of the Company Intellectual Property or right to use the Company Intellectual Property has been asserted in any action, suit or proceeding, involving the Company or any of its Subsidiaries that remains unresolved. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company Intellectual Property is not subject to any outstanding order, decree or judgment.

(c) To the Company’s Knowledge, all patents and registrations for trademarks, service marks and copyrights that are held by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting and have not expired or been cancelled or abandoned. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual

Property. To the Company’s Knowledge, no action, suit, proceeding or investigation involving the Company is pending or threatened to invalidate, cancel or render unenforceable any patents or registrations for trademarks, service marks or copyrights material to the business of the Company and its Subsidiaries, taken as a whole. All patents and registrations for trademarks, service marks or copyrights owned by the Company are properly granted or registered, as the case may be, under applicable law, except where the failure to be so registered, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property.

(e) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company has not received since January 1, 2005 any written notice of, and is not otherwise aware of, any infringement by or misappropriation by others of Company Intellectual Property that is material to the business of the Company, or any violation of the confidentiality of any of its confidential business information. To the Company’s Knowledge, the Company is not making unlawful or unauthorized use of any Intellectual Property of any past or present employee or consultant of the Company.

(f) The parties agree that the only representations and warranties of the Company in this Agreement as to intellectual property matters are contained in this Section 3.10.

3.11  Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment or consulting Contract with any executive officer or other employee of the Company or member of the Company’s Board of Directors earning a combined annual salary and guaranteed bonus in excess of $100,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;

(iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the Company’s products, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to make, sell or distribute any products or services;

(iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;

(v) any Contract to license any third party or to manufacture or reproduce any of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology, except agreements with distributors, sales representatives or other resellers in the Ordinary Course of Business;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts or instruments relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course of Business;

(vii) any settlement agreement entered into within two (2) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company or (B) settlement agreements for cash only (which has been paid);

(viii) any Contract under which the Company or any Subsidiaries has licensed its Intellectual Property to a third party;

(ix) any Contract under which the Company or any Subsidiaries has received a license to any Third Party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole;

(x) any Contract or instrument under which the Company is owed money from any executive officer or director of the Company, other than advances for expenses in the Ordinary Course of Business; or

(xi) any Contract or an instrument (other than purchase orders and similar agreements entered into in the Ordinary Course of Business) for the purchase of any materials, supplies, goods, products, services or equipment or licensing of rights that requires an annual expenditure by the Company of more than $250,000 other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company.

(b) Section 3.11 of the Company Disclosure Schedule sets forth a list of all written Company Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof.

(c) All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Company Material Contract.

3.12  Litigation.  Except as set forth in Section 3.12 in the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that is material to the Company or any of its Subsidiaries. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. There is no action, suit, investigation or proceeding pending as of the date of this Agreement against the Company or, to the Company’s Knowledge, any of its directors or executive officers, alleging a violation of federal or state securities laws, that relates to the Company.

3.13  Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i) neither the Company nor its Subsidiaries has received any written notice and, to the Company’s Knowledge, are not aware of any pending or threatened notices alleging any of them has not complied with or has any liability under Environmental Laws;

(ii) the Company and its Subsidiaries have not received any written notice and, to the Company’s Knowledge, are not aware of any pending or threatened notices, that they are or may be subject to liability related to Hazardous Substances, Contamination or violation of Environmental Law, including with respect to any property currently owned, leased or occupied by the Company or any Subsidiary, any property previously owned, leased or occupied by the Company or any Subsidiary or any third party;

(iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity in connection with any Environmental Law;

(iv) each of the Company and the Subsidiaries of Company is, and during the term of applicable statutes of limitation at all prior times was, in compliance with all applicable Environmental Laws, including the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions, and the Company and its Subsidiaries have made all reports and given all notices required by Environmental Laws;

(v) no civil, criminal or administrative suit, claim, action or proceeding is pending or, to the Company’s knowledge, threatened and to the Company’s Knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased by the Company or any of its Subsidiaries, or with respect to the operations, properties or facilities of the Company or any of its Subsidiaries previously owned, operated or leased by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, to any location at or to which the Company or any of its Subsidiaries has disposed of, transported or arranged for the disposal of Hazardous Substances;

(vi) to the Company’s Knowledge, Contamination is not present at any property or facility currently or formerly owned, leased, occupied or operated by any of the Company and its Subsidiaries in amount or condition that could reasonably be expected to result in liability to any of the Company and its Subsidiaries; and

(vii) none of the Company and its Subsidiaries has assumed, or provided indemnity against, any liability of any other person or entity under any Environmental Law.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, order, decree or permit or other legally binding requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health or safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or that falls within the definition of a “hazardous substance,” “solid waste,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum, petroleum product or by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon; or (iii) any substance the release of which could reasonably be expected to result in liability under any Environmental Law.

(d) For purposes of this Agreement, the term “Contamination” or “Contaminated” means: the presence of Hazardous Substances in, on or under the soil, ambient air, groundwater, surface water or other environmental media or within occupied structures requiring investigation, remediation, removal, reporting or other response action under any Environmental Law or that could otherwise reasonably be expected to result in liability under any Environmental Law.

(e) The parties agree that the only representations and warranties of the Company in this Agreement as to any Environmental Laws or any other obligation or liability with respect to the impact of Hazardous Substances on the environment or human health or safety are those contained in this Section 3.13 and in Sections 3.4 and Section 3.12 hereof. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.6, 3.15 and 3.16 do not relate to such environmental matters.

3.14  Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving one or more persons, including insurance coverage, severance benefits, disability benefits, retiree medical benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in

Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (as applicable) (i) the plan document or other governing contract for such Company Employee Plan, including all amendments and supplements thereto, and a summary of any unwritten Company Employee Plan, (ii) the annual report (Form 5500, including schedule and attachments) filed with the Internal Revenue Service for the last three (3) plan years; (iii) each trust agreement, group annuity contract, or other funding agreement or contract for the Company Employee Plan; (iv) the most recently distributed summary plan description, any summaries of material modification, and any similar descriptions prepared or required for any Company Employee Plan relating to such Company Employee Plan; (v) the most recently received determination letter and/or opinion letter issued by the Internal Revenue Service for any Company Employee Plan; and (vi) the actuarial report and financial statements for the last three (3) years for any Company Employee Plan.

(c) Each Company Employee Plan is being operated and administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. None of the Company, the Company’s Subsidiaries, or their ERISA Affiliates, any officer or employee of such Company, Subsidiary, or ERISA Affiliate, or any of the Company Employee Plans which are subject to ERISA, including any trusts created thereunder, or any trustee, administrator, or fiduciary thereof, has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) that has resulted or could reasonably be expected to result in material liability to the Company. All contributions and all payments and premiums required to have been made to or under any Company Employee Plan have been made (or otherwise accrued to the extent required by GAAP if not yet due) and nothing has occurred with respect to the operation of the Company Employee Plans that would reasonably be expected to cause the imposition of a material liability, penalty or tax on the Company under ERISA, the Code or other applicable law). None of the Company Employee Plans have been terminated, nor has there been any reportable event (as defined in Section 4043 of ERISA) with respect to any Company Employee Plan within the last three (3) years.

(d) The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Company’s Knowledge, revocation has not been threatened, no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Any voluntary employee benefit association that provides benefits to current or former employees of the Company, the Company’s Subsidiaries, or any of their ERISA Affiliates, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of the ERISA Affiliates of the Company and its Subsidiaries has (i) ever maintained a Company Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any shareholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) Except as set forth in Section 3.14(h) in the Company Disclosure Schedule, there are no pending or, to Company’s Knowledge, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Company Employee Plans that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

(i) Neither the Company, its Subsidiaries, or any of their ERISA Affiliates maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company, the Company’s Subsidiaries, or any of their ERISA Affiliates, except (i) as may be required under part 6 of Subtitle B of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary, or (ii) pursuant to a medical expense reimbursement account described in Section 125 of the Code.

(j) Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee or director of the Company or its Subsidiaries, (ii) increase any benefits under any Company Employee Plan, or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits.

(k) To the Company’s Knowledge, no Company Employee Plan is currently under audit or investigation by any governmental agency.

(l) To the Company’s Knowledge, each of the Company Employee Plans subject to Code Section 409A has been administered in all material respects in good faith compliance with the applicable requirements of Code Section 409A, IRS Notice 2005-1 and the proposed regulations issued thereunder.

(m) The parties agree that the only representations and warranties of the Company in this Agreement as to employee benefit matters or any liability or obligation relating to employee benefit matters are those contained in this Section 3.14.

3.15  Compliance With Laws.  The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2005, has not received any written notice alleging any material violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

3.16  Permits.  The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 3.16 of the Company Disclosure Schedule sets forth a list of states in which the Company and its Subsidiaries are authorized to conduct business as a foreign corporation.

3.17  Labor Matters.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation excluding bonuses exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such person.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no employee or former employee of the Company is subject to any collective bargaining or works council agreement relating to their employment with the Company, and there is no union, works council, or other labor organization which, pursuant to applicable law, must be notified or consulted or with which negotiations need to be conducted by operation of law in connection with the Merger.

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union, works council, or other labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, and there is not pending or, to the Company’s Knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is the subject of any proceeding pending or, to the Company’s Knowledge, threatened, before the Equal Employment Opportunity commission or any other similar state or local agency responsible for the prevention of unlawful employment practices.

3.18  Insurance.  Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. The Company has made available to the Buyer all current insurance policies and binders that are material to the Company and its Subsidiaries taken as a whole (“Insurance Policies”) (i) insuring the business or properties of the Company or its the Subsidiaries or (ii) which provide insurance for any director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries that is held by or on behalf of the Company or any Subsidiary of the Company. All Insurance Policies are in full force and effect, except where to failure to be in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there are no outstanding material claims under any Insurance Policy which have been denied or disputed by the insurer and would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received written notice of cancellation or termination with respect to any Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.19  Commercial Relationships.  Set forth in Section 3.19 of the Company Disclosure Schedule is a list of: (i) each customer of the Company that accounted for $200,000 or more of the consolidated revenue of the Company and its Subsidiaries for the year ended December 31, 2005, and (ii) the Company’s top 25 suppliers for the year ended June 30, 2006.

3.20  Affiliate Transactions.  Except as disclosed in Section 3.20 of the Company Disclosure Schedule, no officer, director, employee, equityholder, or Affiliate of the Company or any of its Subsidiaries is a party to any contract or transaction with the Company or any of its Subsidiaries or has any interest in any property, real or personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries, in either case that will survive the Closing.

3.21  Sufficiency of the Assets.  The assets of the Company and its Subsidiaries are sufficient in all material respects to conduct the business of the Company as currently conducted.

3.22  Opinion of Bear, Stearns & Co. Inc.  Bear, Stearns & Co. Inc. has delivered to the Special Committee of the Board of Directors of the Company an opinion dated the date of this Agreement to the effect that, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock (other than Gary E. West and his Affiliates) from a financial point of view.

3.23  Acquisitions and/or Divestitures.  The Company has provided the Buyer with true and complete copies of all agreements dated on or after January 1, 1996, pursuant to which the company or any of its Subsidiaries has (i) acquired or sold any stock or assets for an aggregate purchase price greater than $1,000,000 and (ii) agreed to indemnification or other similar obligations that survive the date of any such agreement. Section 3.23 of the Company Disclosure Schedule lists the Company’s good faith estimate of the material payment obligations (whether contingent or otherwise) of the Company and its Subsidiaries in respect of earn-outs, deferred purchase price arrangements or similar arrangements that have arisen in connection with investments in or acquisitions of companies or businesses.

3.24  Brokers.  The Company has made available to the Buyer each agreement or commitment of the Company or any of its Affiliates with any broker, investment banker, financial advisor or other firm, to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.25  Sections 2581 through 2588 of the PBCL.  The Company acknowledges and agrees that Sections 2581 through 2588 of the PBCL are inapplicable to the Merger and the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1  Organization, Standing and Power.  Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2  Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Formation or limited liability company agreement of the Buyer or the Articles of Incorporation or By-laws of the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of the Buyer’s common stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing under the HSR Act as contemplated by Section 6.5 below, and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3  Information Provided.  The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4  Absence of Certain Changes or Events.  Since July 1, 2006, there has not been a Buyer Material Adverse Effect.

4.5  Operations of the Transitory Subsidiary.  The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6  Financing.  Attached hereto as Schedule 4.6(i) is a true and complete copy of the commitment letter, dated November 13, 2006, among Transitory Subsidiary and Credit Suisse Securities (USA) LLC and Credit Suisse, Cayman Islands Branch (“Credit Suisse”) (the “Debt Financing Commitment”), pursuant to which Credit Suisse has agreed, subject to the conditions set forth therein, to lend the amount set forth in the Debt Financing Commitment to the Transitory Subsidiary, for the purpose, among other things, of consummating the transactions contemplated by this Agreement (the “Debt Financing”). The Debt Financing Commitment has not been amended or modified prior to the date of this Agreement, and the commitment contained in the Debt Financing Commitment has not been withdrawn or rescinded in any respect. The Debt Financing Commitment is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in or contemplated by the Debt Financial Commitment. Buyer has no reason as of the date hereof to believe that any of the conditions to the Debt Financing contemplated by the Debt Financing Commitment within the control of Buyer will not be satisfied or that the Debt Financing will not be made available to Buyer or the Transitory Subsidiary, as applicable, on the Closing Date. Notwithstanding anything else in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of the Buyer after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Commitments”) which replace existing Debt Financing Commitments and/or contemplate co-investment by or financing from one or more other or additional parties; provided that the terms of the New Financing Commitments shall not (a) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments in any material respect or (b) reasonably be expected to delay the Closing. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the new Financing Commitments to the extent then in effect. The Buyer also has commitments from the “Investors” (as that term is defined in the Debt Financing Commitment) for equity capital in an amount not less than 24% of the total consolidated capitalization of Borrower (as defined in the Debt Financing Commitment) as required under the Debt Financing Commitment.

4.7  Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

ARTICLE V.

CONDUCT OF BUSINESS

5.1  Covenants of the Company.  Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock from (A) holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement);

(c) amend its Articles of Incorporation, By-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries of other than disposed, obsolete or damaged property and sales of inventory in the Ordinary Course of Business;

(f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, continue to invest in debt securities in accordance with the Company’s cash investment policy as described on Section 5.1 of the Company Disclosure Schedule, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(g) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000, individually, or $100,000, in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 5.1 of the Company Disclosure Schedule;

(h) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(i) except in the Ordinary Course of Business, enter into any material contract or agreement relating to the distribution, sale or marketing by third parties of the products of the Company or any of its Subsidiaries;

(j) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or Company Employee Plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (except in the Ordinary Course of Business), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases (not to exceed 5% for any person) of salaries and year-end bonuses in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, or (iv) pay any material benefit not provided for as of the date of this Agreement under any Company Employee Plan, provided that, to the extent accrued on the financial statements, the Company may pay bonuses to employees not to exceed $250,000.

(k) change any method of Tax accounting, make or rescind any material Tax election (including an election on Form 3115 (Application for Change in Accounting Method), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, settle or compromise any material Tax liability, enter into any closing agreement with respect to any Tax, surrender any right to claim a Tax refund or amend any material Tax Return;

(l) initiate, compromise or settle any material litigation or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);

(m) enter into any Company Material Contract;

(n) open any new, or permanently close any existing, facility or office; or

(o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its or its Subsidiaries’ operations.

5.2  Confidentiality.  The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of July 19, 2006 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1  No Solicitation.

(a) No Solicitation or Negotiation.  Except as set forth in this Section 6.1, during the Pre-Closing Period the Company shall not, nor shall the Company authorize or permit any of its Subsidiaries to, nor shall the Company authorize its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the approval of this Agreement at the Company Meeting (the “Specified Time”), the Company may, to the extent failure to do so could reasonably constitute a breach of fiduciary obligations of the Company Board under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, (A) in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not, in the aggregate, less restrictive of the other party than the Confidentiality Agreement and (y) engage in discussions or negotiations (including solicitation of a revised Superior Proposal or Acquisition Proposal) with such person and its Representatives regarding any Superior Proposal or Acquisition Proposal, and (B) in response to a Superior Proposal or an inquiry that is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

(b) No Change in Recommendation or Alternative Acquisition Agreement.  During the Pre-Closing Period, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may (x) withdraw or modify the recommendation by the Company Board with respect to the Company Voting Proposal, and (y) in the event the withdrawal or modification is in response to a Superior Proposal, approve or recommend such Superior Proposal, if, in the case of clauses (x) and (y), the Company Board determines in good faith, after consultation with outside counsel, that failure to do so could reasonably constitute a breach of its fiduciary obligations under applicable law; but in the event the withdrawal or modification is in response to a Superior Proposal, such withdrawal or modification shall occur only (A) at a time that is after the fifth Business Day following Buyer’s receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal or an Acquisition Proposal reasonably likely to lead to a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) if the Buyer does not make within forty-eight (48) hours of receipt of such written notice a binding, written and complete (including schedules and exhibits) offer (a “New Offer”) to amend the terms of this Agreement to include terms that are, as determined in good faith by the Company Board, at least as favorable to the shareholders of the Company as such Acquisition Proposal (it being understood that the Company shall not enter into a binding agreement in respect of such Superior Proposal during such five (5) Business Day period). The Company agrees that, during the period of five (5) Business Days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal, the Company Board shall consider and negotiate with Buyer in good faith the revisions to the terms of the transaction contemplated by this Agreement that are proposed by Buyer. Nothing in this Section 6.1 shall be deemed prior to the termination of this Agreement to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of the Company Voting Proposal.

(c) Notices to the Buyer.  The Company shall promptly (within 48 hours) advise the Buyer orally, with written confirmation to follow promptly (and in any event within one Business Day), of receipt by the Company attaining knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall not provide any non-public information to or participate in discussions with the person or entity making any Superior Proposal until after the Company has notified the Buyer of such Acquisition Proposal as required by Section 6.1(b) above. The Company shall keep the Buyer reasonably informed of the status, and any material change in the terms, of any such Acquisition Proposal or inquiry.

(d) Break-Up Fee.  In the event the Company Board withdraws its recommendation of the Company Voting Proposal and accepts a Superior Proposal, the company shall be required to pay to the Buyer a fee in the amount of $9,000,000 (the “Break-Up Fee”).

(e) Certain Permitted Disclosure.  Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(f) Cessation of Ongoing Discussions.  The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(g) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 25% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of the Company, which, for the avoidance of doubt, shall include any Superior Proposal, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire over 90% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets that the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including the Break-Up Fee and any proposal by the Buyer to amend the terms of this Agreement) and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2  Proxy Statement.  As promptly as practicable after the execution of this Agreement (but in no event more than 45 days after the date of this Agreement), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the preliminary Proxy Statement. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

6.3  Access to Information.  During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to such of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. In addition, during the Pre-Closing Period, the Company shall also provide the Buyer’s officers and employees reasonable access to the Company’s customers and suppliers, provided that such access shall at all times be granted only if such access is scheduled in advance with the Company and only with the direct supervision or participation of one of the Company’s officers, employees or representatives. The Buyer will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.4  Shareholders Meeting.  The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Articles of Incorporation and By-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend approval of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s shareholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company required by the PBCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.5  Legal Conditions to the Merger; HSR Act.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.5(b) and (c), the Company and the Buyer shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

(b) Each of the Buyer and the Company (i) represents that it shall as promptly as practicable and in any event within ten (10) Business Days of the date hereof, make the filings required of such party or any Subsidiary under the HSR Act with respect to the transactions contemplated by this Agreement; (ii) agrees to use its best efforts to negotiate with the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Entity in respect of such filings to prevent the issuance of any requests for additional information, documents or other materials under the HSR Act; provided, that, (x) if such a request is about to be issued notwithstanding the parties’ efforts, the parties shall discuss the withdrawal and refiling of the filings to avoid the issuance of such a request and to enable the parties to continue to attempt to resolve the issues raised by any Governmental Entity in connection with the filings without the need to respond to any such request, and each of the parties shall have the option of withdrawal and refiling, and that, (y) if any such requests are nonetheless issued, to seek modification of same and/or comply at the earliest practicable date with respect thereto, as modified; and (iii) shall act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Law, each party to this Agreement shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each of the Company and the Buyer shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither the Company nor any Subsidiary, on the one hand, and neither the Buyer nor the Transitional Subsidiary, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the Buyer or the Company, as the case may be, prior notice of the meeting and discussing with the Buyer or the Company, as the case may be, the advisability of the Buyer’s or the Company’s representatives, as the case may be, participating in such meeting or conversation.

(c) Each of the Buyer and the Company shall use best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transaction contemplated by this Agreement, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of the Buyer and the Company shall cooperate and use best efforts to contest and resist such action, and to have vacated, lifted, reversed or overturned any order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless the Buyer and the Company determine that litigation is not in their mutual best interests. Each of the Buyer and the Company shall use best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing, nothing in this Section shall be deemed to require the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing consents, approvals and authorizations of Governmental Authorities and having theretofore used best efforts hereunder to avoid having to take, or to otherwise mitigate, any such action, make any such commitment or agree to any such condition or restriction that would reasonably be expected to have a Company Material Adverse Effect. In the event that pursuant to any Antitrust Laws, a Governmental Entity requires that either the Buyer or the Company divest any of its business operations or assets, the parties agree that the Buyer will effect such required divestiture in order to permit the transactions contemplated by this Agreement to proceed on the terms set forth herein, so long as the proceeds of any such divestiture or divestitures are not distributed by the Company prior to the Closing.

(d) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.

6.6  Public Disclosure.  Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.7  Indemnification: Directors’ and Officers’ Insurance.

(a) Buyer shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time through and including the sixth anniversary of the date on which the Effective Time occurs, and any claim, action, suit, proceeding or investigation arising out of, interrelated with, or based on facts or allegations that are the same or interrelated with any that form the basis of any claim, action, suit or proceeding asserted or claimed prior to such anniversary, to the fullest extent provided under the PBCL or the Company’s current Articles of Incorporation,

By-laws or agreements with those persons. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor.

(b) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Articles of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Articles of Incorporations and By-laws of the Company.

(c) The parties acknowledge that prior to the Closing Date the Company shall purchase an excess Differential in Coverage (“DIC Policy”) directors and officers insurance policy having a term of six years and shall purchase a “tail” or “run off” policy covering both the Company’s current director’s and officer’s liability insurance policy and the DIC Policy and having a six year term; provided that the aggregate cost of the DIC Policy and the “tail” or “run off” policy shall not exceed $350,000. The Surviving Corporation shall maintain, and Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (including the DIC Policy and such “tail” or “run off” policy) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

(d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7.

(e) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f) In the event the Surviving Corporation or any of its successors assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then proper provision shall be made so that the surviving corporation or entity in such transaction shall succeed to the obligations set forth in this Section 6.7.

6.8  Notification of Certain Matters.  During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.9  Shareholder Litigation.  Each of the Company and the Buyer shall keep the other reasonably informed of any shareholder litigation or claim pending against the Company or the Buyer, as applicable, and its directors or officers, relating to the Merger or the other transactions contemplated by this Agreement; provided, further, that all obligations of the Company and the Buyer in this Section 6.9 shall be subject to the ability of such party under applicable laws to preserve attorney-client communication and privilege.

6.10  Service Credit.  Following the Effective Time, the Buyer will give each employee of the Company or a Subsidiary of the Company (a “Company Employee”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below), (b) determination of benefits levels under any Buyer Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Company Employee is otherwise eligible and in which the Company Employee is offered participation, but except where such crediting would result in a duplication of benefits. In addition, the Buyer shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Company Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

6.11  Financing Assistance.  The Company will, and will cause its Subsidiaries and their respective Affiliates, directors, officers, agents or representatives to, provide Buyer/Transitory Subsidiary with such cooperation in connection with the arrangement of the Debt Financing contemplated by the Debt Financing Commitment as may be commercially reasonably requested by the Buyer/Transitory Subsidiary, including, without limitation, by: (i) providing direct contact between prospective lenders and the officers of the Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda (including execution and delivery of a customary representation letter) and other materials to be used in connection with obtaining the Debt Financing contemplated by the Debt Financing Commitment and all information (including financial information) customarily contained therein, (iii) providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (iv) entering into a loan agreement and related documents (including pledge and security documents immediately prior to the Effective Time), (v) executing and delivering customary certificates, legal opinions or other documents reasonably requested by the Buyer/Transitory Subsidiary (including a certificate of the chief financial officer of the Company with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral contemplated by the Debt Financing Commitment, and (vi) providing the financial statements and other information necessary for the satisfaction of the obligations and conditions set forth in the Debt Financing Commitment within the time periods required thereby in order to permit a Closing Date on or prior to the Outside Date (which obligation shall not include providing any audited financial statements; provided, however, that neither the Company nor any of its Subsidiaries shall (i) be required to pay any commitment or other similar fee, (ii) have any liability or obligation under any loan agreement and related documents, unless and until the Closing occurs, (iii) incur any other liability in connection with the Debt Financing contemplated by the Debt Financing Commitment or (iv) be required to take any action that will (a) conflict with or violate the Company’s organizational documents or any Law or (b) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party.

6.12  Restructuring.  If requested by the Buyer, the Company agrees to consider in good faith to cooperate and cause its Subsidiaries to cooperate with the Buyer in restructuring the ownership and operations of the Subsidiaries of the Company on or prior to the Closing Date (which restructuring shall be effected as close to the Closing Date as possible) in the manner reasonably requested by the Buyer; provided that any such restructuring shall not reduce the Merger Consideration to be paid pursuant to Section 2.1(d). Notwithstanding anything to the contrary herein, the Company shall not be required to take any action pursuant to this Section 6.12, including any action that would (i) have or reasonably be expected to have an adverse effect on the Company or its Subsidiaries or the shareholders of the Company (except to the extent that such action can be rescinded without any adverse effect on the Company or its Subsidiaries or the shareholders), or (ii) (a) conflict with or violate the Company’s Articles of Incorporation or By-laws or any law or (b) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party. Any and all actions undertaken by the Company at the direction of the Buyer pursuant to this Section 6.12 shall not constitute a breach by the Company of any representation, warranty, or covenant made by the Company pursuant to this Agreement. The Buyer shall indemnify, defend, and hold harmless the Company, its Subsidiaries, and their respective officers, directors, employees, agents, shareholders and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any such actions taken by the Company at the direction of the Buyer. Notwithstanding anything to the contrary herein, the Company shall not be obligated to incur any out-of-pocket fees, costs or expenses pursuant to this Section 6.12 until the Effective Time pursuant to Section 1.2 hereof.

ARTICLE VII.

CONDITIONS TO MERGER

7.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval.  The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Shareholder Vote.

(b) HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated.

(c) Governmental Approvals.  Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Proxy Statement.  No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(f) Escrow Agreement.  The Buyer, the Majority Shareholder and the Escrow Agent shall have entered into and delivered an escrow agreement substantially in the form of Exhibit B (the “Escrow Agreement”).

7.2  Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.  The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Company Material Adverse Effect.  Since the date of this Agreement, there shall be no Company Material Adverse Effect at the time of the Closing.

(d) Debt Financing.  The Buyer/Transitory Subsidiary shall have obtained the Debt Financing on terms not materially less favorable than those set forth in the Debt Financing Commitment.

(e) FIRPTA Certificate.  The Company shall have provided Buyer with a statement, pursuant to Section 1.897-2(h) of the Treasury Regulations, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c)(1) of the Code.

(f) Director Resignations.  The Buyer shall have received the written resignations, submitted on or before the Closing Date and effective as of the Closing Date, of such directors of the Company and any Subsidiaries as are requested by the Buyer.

(g) Voting Agreement.  The Voting Agreement shall be in full force and effect and shall not have been breached in any respect.

(h) Dissenting Shares.  The aggregate number of shares of Company Common Stock that are Dissenting Shares shall not exceed 15% of the shares of Company Common Stock outstanding immediately prior to the Effective Time.

7.3  Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary.  The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII.

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the shareholders of the Company:

(a) by mutual written consent of the Buyer and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by April 30, 2007 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Shareholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer, if prior to the approval of the Company Voting Proposal by the shareholders of the Company at the Company Meeting: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or knowingly modified in a manner adverse to the Buyer its recommendation of the Company Voting Proposal; (ii) the Company Board shall have approved or recommended to the shareholders of the Company an Acquisition Proposal (other than the Merger); or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or

(f) by the Buyer, if there has been a breach of any representation or warranty, or any series of breaches of representations and warranties which (without regard to any materiality or Company Material Adverse Effect qualification contained therein) in the aggregate would have a Company Material Adverse Effect (a “company aggregate breach”), or any failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, which breach (or company aggregate breach) or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach (or company aggregate breach) or failure to perform from the Buyer; or

(g) by the Company, if there has been a breach of any representation or warranty, or any series of breaches of representations and warranties which (without regard to any materiality or Buyer Material Adverse Effect qualification contained therein) in the aggregate would have a Buyer Material Adverse Effect (a “buyer aggregate breach”), or failure to perform any covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach (or buyer aggregate breach) or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Buyer of written notice of such breach (or buyer aggregate breach) or failure to perform from the Company.

8.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, shareholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3  Fees and Expenses.  (a) Except as set forth in this Section 8.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, accounting, investment banking and financial advisory fees (collectively “Transaction Expenses”) shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that if the Merger is consummated, all Transaction Expenses of the Company and its Subsidiaries shall be borne by the Buyer or the Surviving Corporation.

(b) The Company shall pay the Buyer up to $1,500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Company or the Buyer pursuant to Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.2(a) or (b); or

(ii) by the Buyer pursuant to Section 8.1(e) or Section 8.1(f).

The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within ten (10) Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

(c) The Buyer shall pay the Company up to $1,500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement by the Company or the Buyer pursuant to (i) Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.3(a) or (b) or (ii) Section 8.1(g). The expenses payable pursuant to this Section 8.3(c) shall be paid by wire transfer of same-day funds within ten (10) Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(c).

(d) In the event any amounts due under this Section 8.3 are not paid when due, such payments shall bear interest at a rate equal to the prime rate announced from time to time by The Wall Street Journal plus 2% per annum, and in addition to being obligated to pay such applicable amounts and interest thereon, the party owing the amount shall pay or reimburse the other party’s costs and expenses (including, but not limited to, reasonable legal fees and expenses) solely to the extent incurred in connection with any action, including, but not limited to, the filing of any lawsuit or other legal action to collect payment of such amounts and any interest thereon.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2 but shall otherwise constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of any party, but, after any such approval, no amendment shall be made that by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX.

MISCELLANEOUS

9.1  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.7 and 6.10 and this Article IX.

9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)  if to the Buyer or the Transitory Subsidiary, to

Caxton-Iseman Capital, Inc.
500 Park Avenue
New York, New York 10022
Attention: Joost F. Thesseling
Telecopy: (212) 832-9450
Email: jthesseling@caxton-iseman.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Alan M. Klein, Esq.
Telecopy: (212) 455-2502
Email: aklein@stblaw.com

(b)  if to the Company, to

Valley National Gases Incorporated
200 West Beau Street, Suite 200
Washington, Pennsylvania 15301
Attention: William A. Indelicato, Chief Executive Officer
Telecopy: (203) 853-4448

with a copy to:

Robinson & Cole LLP
280 Trumbull Street
Hartford, Connecticut 06103
Attention: John B. Lynch, Jr., Esq.
Telecopy: (860) 275-8299
Email: jlynch@rc.com

and a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: Jeffrey A. Stein, Esq.
Telecopy: (617) 526-5000
Email: jeff.stein@wilmerhale.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3  Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4  No Third Party Beneficiaries.  Except as provided in Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign, in its sole discretion, all or any of its rights, interests and obligations under this Agreement to any Affiliate of Buyer with the consent of the Company, but no such assignment shall relieve the Buyer of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7  Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8  Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” are agreed to have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in Section 3.1 or Buyer Material Adverse Effect in Section 4.1. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that the laws of the Commonwealth of Pennsylvania shall apply to the Merger.

9.10  Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this

Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11  Submission to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the United States District Court for the Southern District Court of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby, (ii), to the extent such party is not otherwise subject to service of process in the State of New York, appoints The Corporation Trust Company, as such Party’s agent in the State of New York, for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such Party personally within such state.

9.12  WAIVER OF JURY TRIAL.  EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.13  Disclosure Schedules.  The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

VNG ACQUISITION LLC

By:	/s/ Frederick J. Iseman
Name: Frederick J. Iseman

Title:	Senior Managing Director

By:	/s/ Joost F. Thesseling
Name: Joost F. Thesseling

Title:	Vice President

VNG ACQUISITION INC.

By:	/s/ Frederick J. Iseman
Name: Frederick J. Iseman

Title:	Senior Managing Director

By:	/s/ Joost F. Thesseling
Name: Joost F. Thesseling

Title:	Vice President

VALLEY NATIONAL GASES INCORPORATED

By:	/s/ William A. Indelicato
Name: William A. Indelicato

Title:	Chief Executive Officer

Schedule A

Parties to Voting Agreement

1.	Gary West
2.	Phyllis and Gary West Charitable Trust
3.	Gary and Phyllis West Associates L.P.

Exhibit A

Form of Voting Agreement

VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 13, 2006 (this “Agreement”), among the shareholders listed on the signature page(s) hereto (collectively, the “Shareholders” and each individually, a “Shareholder”), VNG Acquisition LLC, a Delaware limited liability company (the “Buyer”), and Valley National Gases Incorporated, a Pennsylvania corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Shareholders beneficially own the shares of capital stock of the Company set forth on Schedule I hereto (such shares, or any other voting or equity securities of the Company acquired hereafter during the term of this Agreement, including but not limited to shares acquired by Shareholders pursuant to the exercise of options (whether now held or granted after the execution of this Agreement) to acquire the common stock of the Company, being referred to herein collectively as the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, the Buyer, Transitory Subsidiary and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of the Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”);

WHEREAS, the Buyer, Gary E. West, the majority shareholder of the Company (the “Majority Shareholder”) and an escrow agent to be mutually agreed upon by the parties hereto (the “Escrow Agent”), shall enter into an Escrow Agreement, substantially in the form of Exhibit A hereto (the “Escrow Agreement”), pursuant to which, at the Effective Time, a portion of the aggregate Merger Consideration payable to the Majority Shareholder will be deposited into escrow pursuant the terms of the Escrow Agreement;

WHEREAS, as a condition to the willingness of the Buyer to enter into the Merger Agreement, the Buyer has required that (i) Gary E. West, the majority shareholder of the Company (the “Majority Shareholder”) agree to indemnify the Buyer for any breach by the Company of the Company’s representations and warranties contained in Article III of the Merger Agreement, (ii) the Majority Shareholder enter into an Escrow Agreement with the Buyer and an escrow agent to be mutually agreed upon by the parties hereto (the “Escrow Agent”), substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), and, pursuant to such Escrow Agreement, deposit a portion of the aggregate Merger Consideration payable to the Majority Shareholder into escrow pursuant to the terms of the Escrow Agreement to provide the sole source of funds to satisfy the indemnification obligations of the Majority Shareholder pursuant to this Agreement, and (iii) the Shareholders agree to enter into this Agreement; and

WHEREAS, in order to induce the Buyer to enter into the Merger Agreement, the Shareholders are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.  Voting of Shares.

(a) Each Shareholder covenants and agrees that during the term of this Agreement, at the Company Meeting or any other meeting of the Shareholders of the Company, however called, including any adjournment or postponement thereof, or in connection with any written consent of the Shareholders of the Company, each Shareholder shall, in each case to the fullest extent that such Shareholder’s Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause the Shareholder’s Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Shareholder’s Shares (i) in favor of the adoption of the Merger Agreement; and (ii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including:

(A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company in office on the date of this Agreement; (D) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by the Buyer; or (E) any other material change in the Company’s corporate structure or business.

(b) Each Shareholder hereby irrevocably grants to, and appoints, the Buyer, and any individual designated in writing by the Buyer, and each of them individually, as his or her proxy and attorney-in-fact (with full power of substitution), for and in his or her name, place and stead, to vote such Shareholder’s Shares at any meeting of the shareholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Shareholder understands and acknowledges that the Buyer is entering into the Merger Agreement in reliance upon each Shareholder’s execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Except as otherwise provided for herein, each Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and is irrevocable, and each Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Shareholder’s Shares. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

(c) Except as set forth in Section 1(a), no Shareholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company. In addition, nothing in this Agreement shall give the Buyer or any of its designees the right to vote any Shares in connection with the election of directors.

Section 2.  No Inconsistent Agreements.  Each Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shareholder’s Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shareholder’s Shares.

Section 3.  Transfer of Shares.  Each Shareholder covenants and agrees that while this Agreement is in effect, such Shareholder will not (a) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any Shares; provided that the foregoing shall not prevent (i) the transfer of Shares upon the death of a Shareholder pursuant to the terms of any trust or will of the Shareholder or by the laws of intestate succession, but only if, and any such transfer shall be void unless, the transferee executes and delivers to the Buyer an agreement to be bound by the terms of this Agreement to the same extent as the Shareholder or (ii) the conversion of the Shares into the right to receive Merger Consideration pursuant to the Merger in accordance with the terms of the Merger Agreement.

Section 4.  Indemnification Obligations of the Majority Shareholder.

(a) The Majority Shareholder hereby covenants and agrees to indemnify and hold harmless the Buyer against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”) incurred or suffered by the Buyer or the Company directly or proximately resulting from (i) a breach of any of the representations and warranties of the Company contained in Article III of the Merger Agreement, notwithstanding the termination of representations and warranties at the Effective Time pursuant to the terms of the Merger Agreement and (ii) any litigation, the subject matter of which is welding rod fumes and which arises out of the operation of the business of the Company and its

Subsidiaries prior to the Effective Time. At the Closing, the Majority Shareholder, the Buyer and the Escrow Agent shall execute the Escrow Agreement, pursuant to which, on the Effective Date, the Buyer shall deposit with the Escrow Agent, on behalf of the Majority Shareholder, Twelve Million and Five Hundred Thousand Dollars ($12,500,000) of the aggregate Merger Consideration payable to the Majority Shareholder pursuant to Section 2.1(d) of the Merger Agreement (the “Escrow Amount”), to be held in escrow pursuant to the terms of the Escrow Agreement for the purpose of securing the indemnification obligations of the Majority Shareholder set forth in this Section 4 of this Agreement. The Majority Shareholder and Buyer hereby agree that the Escrow Agreement and recourse to the Escrow Amount shall be the sole and exclusive remedy available to the Buyer in respect of any claim by the Buyer under this Section 4 of this Agreement.

(b) Notwithstanding anything else contained in this Agreement, (i) the Buyer shall not make a claim under this Section 4 of the Agreement unless and until the amount of all such claims by the Buyer exceeds Seven Hundred and Fifty Thousand Dollars ($750,000.00), in which case the Buyer shall be entitled to make a demand for the whole amount of such claims and all such subsequent claims, (ii) the Majority Shareholder shall have no liability for, and in no event shall the Majority Shareholder be required to indemnify the Buyer against, any Costs incurred or suffered by the Buyer directly or proximately resulting from any stockholder litigation arising from or relating to the Merger, and (iii) in no event shall the liability of the Majority Shareholder under this Section 4 exceed the Escrow Amount.

(c) The Buyer shall give written notification to the Majority Shareholder of the commencement of any suit or proceeding by a person or entity other than the Buyer, which the Buyer reasonably believes may give rise to a claim for indemnification hereunder (a “Third Party Action”). Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail the facts constituting the basis for such Third Party Action and the amount of the claimed damages. Within 20 days after delivery of such notification, the Majority Shareholder may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer. If the Majority Shareholder does not so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The non-controlling party may participate in such defense at its own expense. The party controlling such defense shall keep the non-controlling party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto. The non-controlling party shall furnish the controlling party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling party in the defense of such Third Party Action. The Majority Shareholder shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Majority Shareholder agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further liability and has no other adverse effect on the Buyer. The Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Majority Shareholder, which shall not be unreasonably withheld, conditioned or delayed.

(d) In order to seek indemnification under this Section 4, the Buyer shall deliver a written notification (a “Claim Notice”) to the Majority Shareholder, which notification shall contain a description of the Costs incurred by the Buyer or the Company, a statement that the Buyer is entitled to indemnification under this Section 4 for such Costs and a reasonable explanation of the basis thereof and a demand for payment in the amount of such Costs (the “Claimed Amount”). The Buyer shall have the right to aggregate or accumulate de minimis Claimed Amounts for the purpose of providing a Claim Notice to the Majority Shareholder.

(e) Within 20 days after delivery of a Claim Notice, the Majority Shareholder shall deliver to the Buyer a response to such Claim Notice in writing (a “Response”), in which the Majority Shareholder shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case, within three days following the delivery of the Response, the Buyer and the Majority Shareholder shall deliver to the Escrow Agent, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Buyer is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, within three days following the delivery of the Response, the Buyer and the Majority Shareholder shall deliver to the Escrow Agent, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount.

(f) During the 30-day period following the delivery of a Response that reflects a dispute, the Buyer and the Majority Shareholder shall use good faith efforts to resolve the dispute. If the dispute is not resolved within such 30-day period, the Buyer and the Majority Shareholder shall discuss in good faith the submission of the dispute to binding arbitration. The provisions of this Section 4(f) shall not obligate the Buyer and the Majority Shareholder to submit to arbitration or any other alternative dispute resolution procedure with respect to any dispute, and in the absence of an agreement by the Buyer and the Majority Shareholder to arbitrate a dispute, such dispute shall be resolved in a state or federal court sitting in New York, New York. Promptly following the resolution of the dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), the Buyer and the Majority Shareholder shall deliver to the Escrow Agent, a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Amount shall be disbursed to the Buyer and/or the Majority Shareholder (which notice shall be consistent with the terms of the resolution of the dispute).

(g) The obligations of the Majority Shareholder under this Section 4 shall terminate on the third anniversary of the Effective Time, except with respect to claims made against the Escrow Amount prior to such date.

Section 5.  Leases.  Prior to the Effective Time, the Master Lease Agreement between Valley National Gases, Inc. and West Rental Inc., dated as of May 1, 2001, and the leases identified on Schedule II hereto shall be amended on mutually agreeable terms to provide that in the event of any renewal for an additional five-year period (as provided in the respective lease agreements), the rents during such five-year renewal term shall be equal to the fair market value rent on the date of the commencement of the renewal term. In addition, such leases shall be further amended to provide that upon the expiration of the five-year renewal term, the Company shall have the option to renew such lease for an additional term of five years. The Majority Shareholder agrees to use his best efforts to effect the foregoing amendments, and agrees that his obligation to do so may be enforced by the Company.

Section 6.  Representations and Warranties of the Shareholders.  Each Shareholder on his or her own behalf hereby severally represents and warrants to the Buyer with respect to such Shareholder and such Shareholder’s ownership of the Shares as follows:

(a) Ownership of Shares.  The Shareholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests. The Shareholder owns no shares of Company Common Stock, or a right to acquire Company Common Stock, other than the Shares as set forth on Schedule I hereto. The Shareholder has sole voting power, without restrictions (other than those created by this Agreement), with respect to all of the Shares owned by such Shareholder as set forth on Schedule I hereto.

(b) Power, Binding Agreement.  The Shareholder has the legal capacity and all requisite power and authority to enter into and perform all of his or her obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder, the Shares or any of the Shareholder’s properties or assets. Except as expressly contemplated hereby, the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust. Except for the expiration or termination of the waiting period under the HSR Act and informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

Section 7.  No Solicitation.  Each Shareholder covenants and agrees with the Buyer that, during the term of this Agreement, he shall not and shall not permit any of his employees, consultants, accountants, legal counsel, advisors, agents or other representatives to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or encourage, or respond to, any inquiries with respect to, or the making, submission or reaffirmation of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions, negotiations or other communications relating to any Acquisition Proposal, or (iii) furnish to any person, or provide any person with access to, any confidential information with respect to the Company, this Agreement, the Merger Agreement or any agreement entered into by the Buyer, the Company and/or any Shareholder in connection therewith or the transactions contemplated hereby or thereby (“Non-Public Information”). Without limiting the generality of the previous sentence, promptly (but in any event within 48 hours) after the Shareholder’s receipt of any Acquisition Proposal (including any reaffirmation of any Acquisition Proposal first made prior to the date of this Agreement) or any request for Non-Public Information, the concerned Shareholder shall (i) provide the Buyer with oral notice, with written notice to follow promptly (and in any event within one Business Day), of the material terms and conditions of any such Acquisition Proposal or request for Non-Public Information, and the identity of the person making such Acquisition Proposal or request for Non-Public Information and (ii) promptly (but in any event within 48 hours) keep the Buyer informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal or request for Non-Public Information.

Section 8.  Notice of Acquisitions and Waiver of Appraisal Rights.  (a) Each Shareholder hereby agrees to notify the Buyer promptly in writing of the number of any additional Shares or other securities of the Company of which the Shareholder acquires beneficial ownership on or after the date hereof.

(b) To the fullest extent permitted by applicable law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under the applicable law.

Section 9.  Termination.  This Agreement shall terminate upon the first to occur of:

(a) the Effective Time; provided, however, that (i) the obligations of the Majority Shareholder under Section 4 of this Agreement shall survive the Effective Time for a period of three years, except with respect to claims made against the Escrow Amount prior to such date, and (ii) the obligations of the Majority Shareholder under Section 5 of this Agreement shall survive the Effective Time until such time as the Majority Shareholders has fulfilled his obligations thereunder;

(b) written notice of termination of this Agreement by the Buyer to the Shareholders; or

(c) the date of termination of the Merger Agreement.

Section 10.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 11.  Fiduciary Duties.  Notwithstanding anything in this Agreement, each Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of such Shareholder’s respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in such Shareholder’s capacity as an officer or director of the Company to the extent permitted by the Merger Agreement.

Section 12.  Consent and Waiver.  Each Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party or pursuant to any rights such Shareholder may have in his or her capacity as a Shareholder of the Company.

Section 13.  Miscellaneous.

(a) Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, provided that Section 1 and Section 8(b) hereof shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law thereof.

(d) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(i) if to a Shareholder in care of the Company at the address set forth below;

(ii) if to the Buyer to:

Caxton-Iseman Capital, Inc.
500 Park Avenue
New York, NY 10022
Attention: Joost F. Thesseling
Telecopy: (212) 832-9450
Email: jthesseling@caxton-iseman.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Alan M. Klein, Esq.
Telecopy: (212) 455-2502

(iii) if to the Company to:

Valley National Gases Incorporated
200 West Beau Street, Suite 200
Washington, Pennsylvania 15301
Attention: William A. Indelicato, Chief Executive Officer
Telecopy: (203) 863-4448

with a copy to:

Robinson & Cole LLP
280 Trumbull Street
Hartford, Connecticut 06103
Attention: John B. Lynch, Jr., Esq.
Telecopy: (860) 275-8299

(f) No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(g) Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary or Affiliate of the Buyer without the consent of the Company or the Shareholders. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i) Submission to Jurisdiction.  Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(j) WAIVER OF JURY TRIAL.  EACH OF THE BUYER AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR EACH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(k) Non-Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants and agreements of the Shareholders contained herein shall not survive the termination of this Agreement, except for Section 4 of this Agreement which shall survive the Effective Time by a period of three years, except with respect to claims made against the Escrow Amount prior to such date, and Section 5.

(l) No Control.  Nothing contained in this Agreement shall give the Buyer the right to control or direct the Company or the Company’s operations.

(m) Further Assurances.  From time to time, at the Buyer’s request and expense and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as maybe necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

[Remainder of page left blank intentionally; next page is the signature page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

COMPANY:

VALLEY NATIONAL GASES INCORPORATED

By:
Name:

Title:

BUYER: VNG ACQUISITION LLC

By:
Name: Frederick J. Iseman

Title:	Senior Managing Director

By:
Name: Joost F. Thesseling

Title:	Vice President

SHAREHOLDERS:

Gary E. West

PHYLLIS AND GARY WEST CHARITABLE TRUST

By:
Name:

Title:

GARY AND PHYLLIS WEST ASSOCIATES L.P.

By:
Name:

Title:

Schedule I

	Number of Shares	Number of Shares
Shareholder Name	Underlying Options	of Common Stock	Total

Gary E. West	0	6,602,800	6,602,800
Phyllis and Gary West Charitable Trust	0	340,000	340,000
Gary and Phyllis West Associates L.P.	0	70,000	70,000

Annex B

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179 Tel 212.272.2000 www.bearstearns.com

November 13, 2006

The Special Committee of the Board of Directors
Valley National Gases Incorporated
200 West Beau Street, Suite 200
Washington, Pennsylvania 15301

Gentlemen:

We understand that Valley National Gases Incorporated (“Valley”) and VNG Acquisition LLC (the “Buyer”) intend to enter into an Agreement and Plan of Merger to be dated as of November 13, 2006 (the “Agreement”), pursuant to which VNG Acquisition Inc. (the “Transitory Subsidiary”), a wholly-owned subsidiary of the Buyer, will merge with and into Valley and Valley will become a wholly owned subsidiary of the Buyer (the “Merger”). Pursuant to the Agreement, each of the issued and outstanding shares of common stock of Valley (other than the West Shares (as defined below)), subject to certain customary exceptions, will be converted into the right to receive $27.00 per share in cash (“Consideration to be Received”). We also understand that Gary West, Chairman and majority shareholder of Valley, Valley and the Buyer intend to enter into a Voting Agreement to be dated as of November 13, 2006 (the “Stockholder Voting Agreement,” and collectively with the Agreement, the “Transaction Documentation”) pursuant to which Mr. West has, among other things, agreed to vote all of his shares of common stock of Valley (the “West Shares”) in favor of the Merger. In addition, pursuant to the Agreement, the issued and outstanding West Shares will be converted into the right to receive $24.52 per share in cash. We understand that Credit Suisse Securities (USA) LLC (“Credit Suisse”) has been engaged by the Board of Directors of Valley as Valley’s financial advisor to advise the Board of Directors of Valley with respect to strategic alternatives for Valley. You have provided us with a copy of the Transaction Documentation in substantially final form.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the shareholders of Valley, excluding Mr. West and his affiliates.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed drafts of the Transaction Documentation dated as of November 13, 2006;

•	reviewed Valley’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 2004, 2005 and 2006, its preliminary results for the quarter ended September 30, 2006 and its Current Reports on Form 8-K filed since June 30, 2006;

•	reviewed certain operating and financial information relating to Valley’s business and prospects, including projections for the six years ended June 30, 2012, all as prepared and provided to us by Valley’s management;

•	met with certain members of Valley’s senior management to discuss Valley’s businesses, operations, historical and projected financial results and future prospects;

•	met with certain representatives of Credit Suisse to discuss the terms of the Merger and their marketing efforts with respect to the sale of Valley;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of Valley;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Valley;

ATLANTA  BEIJING  BOSTON  BUENOS AIRES  CHICAGO  DALLAS  DUBLIN  HONG KONG  LONDON
LOS ANGELES  LUGANO  NEW YORK  PUERTO RICO  SAN FRANCISCO  SAO PAULO  SHANGHAI  SINGAPORE  TOKYO

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Valley;

•	performed discounted cash flow analyses based on the projections for Valley furnished to us; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Valley or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Valley as to the expected future performance of Valley. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections, and we have further relied upon the assurances of the senior management of Valley that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Valley, nor have we been furnished with any such appraisals. In addition, for purposes of our opinion we have disregarded certain variable interest entities, including West Rentals, Inc., G.E.W. Real Estate LLC, RealEquip-Lease LLC, Acetylene Products Corporation and Plymouth Holding LLC, which we understand will no longer be consolidated in the Company’s financial statements after the Merger becomes effective and in respect of which we understand no consideration is being paid in connection with the Merger. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Valley.

We do not express any opinion as to the price or range of prices at which the shares of common stock of Valley may trade subsequent to the announcement of the Merger.

We have been engaged solely to render an opinion to the Special Committee of the Board of Directors of Valley (the “Special Committee”) in connection with its consideration of the Merger and will receive a customary fee for such services. We have not been engaged to advise the Special Committee regarding the Merger or other strategic alternatives that may be available to the Company, or to solicit indications of interest from third parties regarding a potential transaction with Valley. Valley has agreed to indemnify us against certain liabilities arising out of our engagement. Various individuals and entities affiliated with Bear Stearns may have passive minority investments in private equity funds managed by Caxton-Iseman Capital Inc (“Caxton”). In addition, Bear Stearns is currently engaged, and in the past has been engaged, by Caxton or its affiliates to provide certain investment banking and other services in matters unrelated to the Merger, for which we have received, or expect to receive, customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Valley and/or Caxton and their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Special Committee and does not constitute a recommendation to the Special Committee or any holders of Valley common stock as to how to vote in connection with the Merger or otherwise. This opinion does not address Valley’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Valley, the financing of the Merger or the effects of any other transaction in which Valley might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Valley common stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the shareholders of Valley, excluding Mr. West and his affiliates.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ Telly Zacharides
Senior Managing Director

Annex C

PENNSYLVANIA CONSOLIDATED STATUTES
TITLE 15. CORPORATIONS AND UNINCORPORATED ASSOCIATIONS
PART II. CORPORATIONS
SUBPART B. BUSINESS CORPORATIONS
ARTICLE B. DOMESTIC BUSINESS CORPORATIONS GENERALLY
CHAPTER 15. CORPORATE POWERS, DUTIES AND SAFEGUARDS
SUBCHAPTER D.. DISSENTERS RIGHTS

§ 1571. Application and effect of subchapter

(a) GENERAL RULE. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) EXCEPTIONS. —

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed.)

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) GRANT OF OPTIONAL DISSENTERS RIGHTS. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) NOTICE OF DISSENTERS RIGHTS. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) OTHER STATUTES. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE. — This subchapter may not be relaxed by any provision of the articles.

(g) COMPUTATION OF BENEFICIAL OWNERSHIP. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) CROSS REFERENCES. — See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“CORPORATION.”  The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“DISSENTER.”  A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“FAIR VALUE.”  The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“INTEREST.”  Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“SHAREHOLDER.”  A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners

(a) RECORD HOLDERS OF SHARES. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) BENEFICIAL OWNERS OF SHARES. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment

(a) GENERAL RULE. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) TIME FOR RECEIPT OF DEMAND FOR PAYMENT. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) EFFECT OF FAILURE OF SHAREHOLDER TO ACT. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) RESTRICTION ON UNCERTIFICATED SHARES. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) RIGHTS RETAINED BY SHAREHOLDER. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares

(a) FAILURE TO EFFECTUATE CORPORATE ACTION. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) RENEWAL OF NOTICE TO DEMAND PAYMENT. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) PAYMENT OF FAIR VALUE OF SHARES. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) FAILURE TO MAKE PAYMENT. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares

(a) GENERAL RULE. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) EFFECT OF FAILURE TO FILE ESTIMATE. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally

(a) GENERAL RULE. — Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) MANDATORY JOINDER OF DISSENTERS. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) JURISDICTION OF THE COURT. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) MEASURE OF RECOVERY. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) EFFECT OF CORPORATION’S FAILURE TO FILE APPLICATION. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings

(a) GENERAL RULE. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PENNSYLVANIA CONSOLIDATED STATUTES
TITLE 15. CORPORATIONS AND UNINCORPORATED ASSOCIATIONS
PART II. CORPORATIONS
SUBPART B. BUSINESS CORPORATIONS
ARTICLE B. DOMESTIC BUSINESS CORPORATIONS GENERALLY
CHAPTER 19. FUNDAMENTAL CHANGES
SUBCHAPTER A. PRELIMINARY PROVISIONS

§ 1906. Special treatment of holders of shares of same class or series

(a) GENERAL RULE. — Except as otherwise restricted in the articles, a plan may contain a provision classifying the holders of shares of a class or series into one or more separate groups by reference to any facts or circumstances that are not manifestly unreasonable and providing mandatory treatment for shares of the class or series held by particular shareholders or groups of shareholders that differs materially from the treatment accorded other shareholders or groups of shareholders holding shares of the same class or series (including a provision modifying or rescinding rights previously created under this section) if:

(1) (i) such provision is specifically authorized by a majority of the votes cast by all shareholders entitled to vote on the plan, as well as by a majority of the votes cast by any class or series of shares any of the shares of which are so classified into groups, whether or not such class or series would otherwise be entitled to vote on the plan; and

(ii) the provision voted on specifically enumerates the type and extent of the special treatment authorized; or

(2) under all the facts and circumstances, a court of competent jurisdiction finds such special treatment is undertaken in good faith, after reasonable deliberation and is in the best interest of the corporation.

(b) STATUTORY VOTING RIGHTS UPON SPECIAL TREATMENT. — Except as provided in subsection (c), if a plan contains a provision for special treatment, each group of holders of any outstanding shares of a class or series who are to receive the same special treatment under the plan shall be entitled to vote as a special class in respect to the plan regardless of any limitations stated in the articles or bylaws on the voting rights of any class or series.

(c) DISSENTERS RIGHTS UPON SPECIAL TREATMENT. — If any plan contains a provision for special treatment without requiring for the adoption of the plan the statutory class vote required by subsection (b), the holder of any outstanding shares the statutory class voting rights of which are so denied, who objects to the plan and complies with Subchapter D of Chapter 15 (relating to dissenters rights), shall be entitled to the rights and remedies of dissenting shareholders provided in that subchapter.

(d) EXCEPTIONS. — This section shall not apply to:

(1) The creation or issuance of securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights or obligations authorized by section 2513 (relating to disparate treatment of certain persons).

(2) A provision of a plan that offers to all holders of shares of a class or series the same option to elect certain treatment.

(3) A plan that contains an express provision that this section shall not apply or that fails to contain an express provision that this section shall apply. The shareholders of a corporation that proposes a plan to which this section is not applicable by reason of this paragraph shall have the remedies contemplated by section 1105 (relating to restriction on equitable relief).

(4) A provision of a plan that treats all of the holders of a particular class or series of shares differently from the holders of another class or series. A provision of a plan that treats the holders of a class or series of shares differently from the holders of another class or series of shares shall not constitute a violation of section 1521(d) (relating to authorized shares).

(e) DEFINITION. — As used in this section, the term “plan” includes:

(1) an amendment of the articles that effects a reclassification of shares, whether or not the amendment is accompanied by a separate plan of reclassification; and

(2) a resolution recommending that the corporation dissolve voluntarily adopted under section 1972(a) (relating to proposal of voluntary dissolution).

PROXY CARD
VALLEY NATIONAL GASES INCORPORATED
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
[                    ], 2007
     The undersigned shareholder of Valley National Gases Incorporated hereby appoints William A. Indelicato and James P. Hart, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the special meeting of shareholders of Valley National Gases Incorporated to be held on [___,___], 2007, at 9:00 a.m., local time, at the Pittsburgh Airport Marriot Hotel located at 777 Aten Road, Coraopolis, Pennsylvania 15108 and at any adjournments thereof. You can revoke your proxy at any time before it is voted at the special meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to any of the persons named as proxies or to the Secretary of Valley National Gases; or (iii) voting in person at the special meeting. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.
     The undersigned acknowledges receipt from Valley National Gases Incorporated prior to the execution of this proxy of a Notice of Special Meeting and a proxy statement dated [___], [___].
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
     Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each shareholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer. If the shareholder is a partnership or limited liability company, please sign full entity name by an authorized person.
          - Please detach along perforated line and mail in the envelope provided. -
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒
Please sign as registered and return promptly in the enclosed envelope to:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219-982
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	Approval and adoption of the merger of VNG Acquisition Inc. with and into Valley National Gases Incorporated and the Agreement and Plan of Merger, dated as of November 13, 2006, by and among VNG Acquisition LLC, VNG Acquisition Inc. and Valley National Gases Incorporated.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date